Exhibit 99.2

Execution Version

ARRANGEMENT AGREEMENT

CANEX METALS INC.

- and -

GOLD BASIN RESOURCES CORPORATION

May 11, 2026

TABLE OF CONTENTS

Article 1 Interpretation		2
1.1	Defined Terms	2
1.2	Certain Rules of Interpretation	10
1.3	Schedules	11
Article 2 The Arrangement		11
2.1	Arrangement	11
2.2	Implementation Steps by the Company	11
2.3	Interim Order	14
2.4	Plan of Arrangement	15
2.5	The Company Meeting	15
2.6	The Circular	16
2.7	Final Order	17
2.8	Court Proceedings	17
2.9	U.S. Securities Law Matters	18
2.10	Withholding Taxes	19
2.11	Effective Date	20
2.12	Announcement and Shareholder Communications	20
Article 3 Representations and Warranties		21
3.1	Representations and Warranties of the Company	21
3.2	Representations and Warranties of the Purchaser	22
3.3	Disclaimer of Additional Company Representations and Warranties	30
3.4	Disclaimer of Additional Purchaser Representations and Warranties	30
3.5	Survival of Representations and Warranties	31
Article 4 Covenants		31
4.1	Covenants of the Company	31
4.2	Covenants of the Purchaser	33
4.3	Regarding the Arrangement	34
4.4	Closing Matters	35
4.5	Actions to Satisfy Conditions	35
4.6	Employment Matters	35
4.7	Resignations	35
4.8	Insurance and Indemnification	35
4.9	Term Loan	36
Article 5 Conditions		36
5.1	Mutual Conditions Precedent	36
5.2	Additional Conditions Precedent to the Obligations of the Purchaser	37
5.3	Additional Conditions Precedent to the Obligations of the Company	38
5.4	Satisfaction of Conditions	39
Article 6 Additional Agreements		39
6.1	Non-Solicitation	39
6.2	Right to Match	42
6.3	Agreement as to Damages	43

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6.4	Fees and Expenses	44
6.5	Injunctive Relief and Specific Performance	45
Article 7 Term and Termination		45
7.1	Term	45
7.2	Termination	45
7.3	Effect of Termination/Survival	47
Article 8 General Provisions		48
8.1	Amendments	48
8.2	Notices	48
8.3	Waiver	49
8.4	Entire Agreement	49
8.5	Successors and Assigns	49
8.6	Severability	50
8.7	Further Assurances	50
8.8	No Third Party Beneficiaries	50
8.9	Time of Essence	50
8.10	Governing Law	50
8.11	Rules of Construction	51
8.12	Language	51
8.13	Counterparts	51

SCHEDULES

Schedule A Form of Plan of Arrangement

Schedule B Arrangement Resolution

Schedule C Term Loan Term Sheet

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ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of May 11, 2026,

BETWEEN

CANEX METALS INC.,

a corporation continued under the laws of the
Province of Alberta (the “Purchaser”)

- and -

GOLD BASIN RESOURCES CORPORATION,
a corporation incorporated under the laws of the
Province of British Columbia (the “Company”)

WHEREAS the Purchaser made a formal offer to acquire all of the issued and outstanding Company Shares (as defined herein) for 0.592 of a Purchaser Share (as defined herein) per Company Share by way of a take-over bid offer and circular dated August 28, 2025, as amended by the notice of variation, change and extension dated December 12, 2025, the notice of variation, change and extension dated January 9, 2026, the notice of variation, change and extension dated January 19, 2026, and the notice of variation, change and extension dated January 30, 2026 (the “Offer”);

AND WHEREAS pursuant to the Offer, the Purchaser acquired 70,088,199 Company Shares representing approximately 51.86% of the issued and outstanding Company Shares;

AND WHEREAS as disclosed in the Offer, the Purchaser proposes to acquire all of the Company Shares not owned by the Purchaser or any affiliate of the Purchaser on the same economic terms as the Offer by way of a plan of arrangement under the provisions of the BCBCA (as defined herein);

AND WHEREAS the Board (as defined herein) of the Company has unanimously determined, after consultation with its legal advisors and Financial Advisor (as defined herein) and following the recommendation from the Special Committee (as defined herein), that the Arrangement (as defined herein) is fair to the Company Shareholders (as defined herein) and that the transactions contemplated in the Arrangement are in the best interests of the Company; and the Board unanimously has resolved to recommend approval of the Arrangement Resolution (as defined herein) to the Company Shareholders, all on the terms and subject to the conditions contained herein; and

AND WHEREAS all of the members of the Board and the Senior Officers (as defined herein) who beneficially own Company Shares or own any securities convertible into, or exchangeable or exercisable for Company Shares have concurrently with the execution and delivery of this Agreement (as defined herein) entered into the Lock-Up Agreements (as defined herein).

NOW THEREFORE in consideration of the premises and the respective covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties hereby covenant and agree as follows:

Article 1
Interpretation

1.1	Defined Terms.

In this Agreement, unless otherwise defined or expressly stated herein or something in the subject matter or the context is inconsistent therewith:

“Agreement” means this arrangement agreement (including the Schedules attached hereto), together with the Company Disclosure Letter and the Purchaser Disclosure Letter, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof;

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal, expression of interest or inquiry, or public announcement of an intention (orally or in writing) from any person (other than the Purchaser or any of its subsidiaries) after the date of this Agreement (including, for greater certainty, amendments or variations after the date of this Agreement to any offer, proposal, expression of interest or inquiry that was made before the date of this Agreement), relating to:

(a)	any joint venture, earn in right, royalty grant, lease, license, acquisition, sale, disposition or transfer, direct or indirect, in a single transaction or a series of related transactions, of:

(i)	the assets of the Company or any of its subsidiaries that, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of the Company and its subsidiaries, taken as a whole, or contribute 20% or more of the consolidated revenue of the Company; or

(ii)	20% or more of the issued and outstanding voting or equity securities (and/or securities convertible into, or exchangeable or exercisable for voting or equity securities) of the Company or any of its subsidiaries;

(b)	any take over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in such person beneficially owning, directly or indirectly, 20% or more of any class of the issued and outstanding voting or equity securities (and/or securities convertible into, or exchangeable or exercisable for voting or equity securities) of the Company or any of its subsidiaries;

(c)	a plan of arrangement, merger, amalgamation, consolidation, share exchange, share issuance, business combination, reorganization, recapitalization, liquidation, dissolution, share reclassification or other similar transaction involving the Company or any of its subsidiaries; or

(d)	any other transaction or series of transactions, the consummation of which could reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by this Agreement or the Arrangement or which could reasonably be expected to materially reduce the benefits to the Purchaser under this Agreement or the Arrangement;

“Arrangement” means the arrangement proposed pursuant to Division 5 of Part 9 of the BCBCA with respect to, inter alia, the Company, Company Shareholders and the Purchaser on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Article 6 of the Plan of Arrangement or made at the direction of the Court in the Interim Order or the Final Order with the consent of the Company and the Purchaser, each acting reasonably;

“Arrangement Resolution” means the special resolution to be considered and, if thought fit, passed by the Company Shareholders at the Company Meeting to approve the Arrangement, to be substantially in the form and content of Schedule B hereto;

“BCBCA” means the Business Corporations Act (British Columbia) including all regulations made thereunder, as promulgated or amended from time to time;

“Board” means the board of directors of the Company;

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in the City of Vancouver, British Columbia, Canada;

“Change in Recommendation” has the meaning ascribed thereto in Section 7.2(a)(iii)(A);

“Circular” means the notice of meeting and accompanying information circular (including all schedules, appendices and exhibits thereto) to be sent to the Company Shareholders in connection with the Company Meeting, including any amendments or supplements thereto;

“Company” has the meaning ascribed thereto in the Recitals;

“Company Board Recommendation” has the meaning ascribed thereto in Section 3.1(a);

“Company Disclosure Letter” means the disclosure letter executed by the Company and delivered to the Purchaser concurrently with the execution of this Agreement;

“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider, among other things, the Arrangement Resolution;

“Company Shares” means the common shares without par value in the capital of the Company;

“Company Shareholder” means a holder of one or more Company Shares;

“Confidentiality Agreement” means the confidentiality agreement between the Parties dated April 2, 2026;

“Consideration Shares” means the Purchaser Shares to be issued pursuant to the Arrangement;

“Court” means the Supreme Court of British Columbia or other court as applicable;

“Depositary” means Computershare Investor Services Inc., or any other trust company, bank or financial institution agreed to in writing by each of the Parties for the purpose of, among other things, exchanging certificates or DRS advices representing Company Shares for the Share Consideration in connection with the Arrangement;

“Dissent Rights” has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

“Dissenting Shareholder” has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

“Effective Date” has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

“Effective Time” has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

“Exemptive Relief” means the dual application pursuant to National Policy 11-203 – Process for Exemptive Relief Applications in Multiple Jurisdictions and Multilateral Instrument 11-102 – Passport System pursuant to Section 13.1 of NI 51-102, dated April 16, 2026 made by the Company requesting exemptive relief from certain financial statement requirements prescribed by Item 14.2 of Form 51-102F5 in respect of the Circular;

“Fairness Opinion” has the meaning ascribed thereto in Section 3.1(b);

“Final Order” means the final order of the Court approving the Arrangement under Section 291(4) of the BCBCA, and setting forth any necessary language for reliance upon the exemption from registration under Section 3(a)(10) of the U.S. Securities Act with respect to the Consideration Shares issued pursuant to the Arrangement, in form and substance acceptable to the Company and the Purchaser, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such Order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, as affirmed or amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal unless such appeal is withdrawn, abandoned or denied;

“Financial Advisor” means Stifel Nicolaus Canada Inc.;

“Governmental Authority” means any foreign or domestic multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any division, agent, official, agency, bureau, commission, board or authority of any government, governmental body, governmental or public department, central bank, foreign investment authority, quasi-governmental or private body (including the TSXV or any other stock exchange) exercising any statutory, regulatory, expropriation, environmental or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel or arbitrator acting under the authority of any of the foregoing;

“Interim Order” means the interim order of the Court made after the application to the Court pursuant to subsection 291(2) of the BCBCA, after being informed of the intention of the Parties to rely upon the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof with respect to the issuance of any Purchaser Shares pursuant to the Arrangement, in form and substance acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended, affirmed, modified, supplemented or varied by the Court (with the consent of the Company and the Purchaser, each acting reasonably);

“IFRS” means International Financial Reporting Standards, which are issued by the International Accounting Standards Board, as adopted in Canada;

“Laws” means all laws, statutes, codes, ordinances (including zoning), decrees, rules, regulations, by-laws, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, Orders, decisions, settlements, writs, assessments, arbitration awards, rulings, determinations or awards, decrees or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity and the term “applicable” with respect to such Laws and, in the context that refers to any person, means such Laws as are applicable at the relevant time or times to such person or its business, undertaking, property or securities and emanate from a Governmental Authority having jurisdiction over such person or its business, undertaking, property or securities;

“Lock-Up Agreements” means the voting and support agreements dated the date hereof between the Purchaser, on the one hand, and each of the directors of the Company and the Senior Officers, on the other hand, entered into as a condition precedent in favour of the Purchaser, pursuant to which such directors and Senior Officers have agreed, among other things and subject to the terms and conditions thereof, to support the Arrangement and to vote all Company Shares and any other voting securities of the Company beneficially owned, or over which such person exercises control or direction, directly or indirectly, whether now owned or hereafter acquired, and any securities convertible into, or exchangeable or exercisable for, Company Shares, in favour of the Arrangement Resolution in accordance with the terms of such agreements;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions of the Canadian Securities Administrators;

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects;

“NI 45-102” means National Instrument 45-102 – Resale of Securities;

“NI 51-102” means National Instrument 51-102 – Continuous Disclosure Obligations;

“NI 54-101” means National Instrument 54-101 – Communications with Beneficial Owners of Securities of a Reporting Issuer;

“Notice of Dissent” has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

“Offer” has the meaning ascribed thereto in the Recitals;

“Order” means any writ, judgment, injunction, decree, determination, award or similar order of any Governmental Authority (whether preliminary or final);

“Outside Date” means June 10, 2026;

“Parties” means the Company and the Purchaser and “Party” means any one of them;

“Permit” means any license, permit, certificate, consent, Order, grant, approval, classification, registration or other authorization of or from any Governmental Authority;

“person” includes an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural person in his or her capacity as trustee, executor, administrator or other legal representative, a government or Governmental Authority or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content set out in Schedule A hereto, as amended, modified or supplemented from time to time in accordance with Article 6 of the Plan of Arrangement or at the direction of the Court in the Interim Order or Final Order, with the consent of the Company and the Purchaser, each acting reasonably;

“Purchaser” has the meaning ascribed thereto in the Recitals;

“Purchaser Disclosure Letter” means the disclosure letter executed by the Purchaser and delivered to the Company concurrently with the execution of this Agreement;

“Purchaser Financial Statements” has the meaning ascribed thereto in Section 3.2(f);

“Purchaser Material Adverse Effect” means any change, effect, event, occurrence, circumstance or state of facts that, individually or in the aggregate with other such changes, effects, events, occurrences or states of fact, is or would reasonably be expected to be material and adverse to the business, properties, assets, Permits, capital, liabilities (contingent or otherwise), operations, results of operations or condition (financial or otherwise) of the Purchaser and its subsidiaries, taken as a whole, other than any change, effect, event, occurrence or state of facts resulting from:

(a)	the public announcement of the execution of this Agreement or the transactions contemplated hereby or the performance of any obligation hereunder;

(b)	any changes in general political, economic, financial or capital markets conditions in Canada, the United States or globally including, without limitation, the imposition or adjustment of tariffs;

(c)	any change in applicable Law or IFRS;

(d)	any natural disaster, war, armed hostilities, or act of terrorism;

(e)	conditions generally affecting the mining industry in Canada or the United States;

(f)	any change in currency exchange, interest or inflation rates;

(g)	any general outbreak of illness, pandemic (including COVID-19), epidemic or similar event or the worsening thereof;

(h)	any change in gold prices; or

(i)	any change in the trading price or any change in the trading volume of the Purchaser Shares (it being understood that the causes underlying such change in trading price or trading volume, other than those in clauses (b) to (d) or (f) to (h) above, may be taken into account in determining whether a Purchaser Material Adverse Effect has occurred) or any suspension of trading in securities generally or on the TSXV;

provided that, notwithstanding the foregoing, any change, effect, event, occurrence or state of facts described in clauses (b), (c), (d), (e), (f), (g) and (h) of this definition shall constitute a Purchaser Material Adverse Effect to the extent that any such change, effect, event, occurrence or state of facts has or would reasonably be expected to have, individually or in the aggregate, a disproportionate impact on the business, properties, assets, Permits, capital, liabilities (contingent or otherwise), operations, results of operations or condition (financial or otherwise) of the Purchaser and its subsidiaries, taken as a whole, relative to other industry participants of similar size and references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretive for purposes of determining whether a “Purchaser Material Adverse Effect” has occurred;

“Purchaser Public Disclosure Record” means all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed by the Purchaser with any Securities Authorities after January 1, 2025 and before the date hereof that are available to the public on SEDAR+;

“Purchaser Option” has the meaning ascribed thereto in Section 3.2(e)(i);

“Purchaser Shares” means common shares in the capital of the Purchaser;

“Purchaser Subject Laws” has the meaning ascribed thereto in Section 3.2(m);

“Registrar” means the Registrar of Companies appointed under the BCBCA;

“Representatives” means the officers, directors, employees, financial advisors, legal counsel, accountants and other agents and representatives of a Party;

“Response Period” has the meaning ascribed thereto in Section 6.2(a)(iii);

“SEC” means the United States Securities and Exchange Commission;

“Section 3(a)(10) Exemption” has the meaning ascribed thereto in Section 2.3(h);

“Securities Act” means the Securities Act (British Columbia) and the rules, regulations, forms and published instruments, policies, bulletins and notices made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Securities Authorities” means, collectively, the British Columbia Securities Commission and the applicable securities commissions and other securities regulatory authorities in each of the other provinces and territories of Canada;

“Securities Laws” means the Securities Act, the securities legislation of each other province and territory of Canada and the rules, regulations, forms, published instruments, policies, bulletins and notices of the Securities Authorities made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“SEDAR+” means the System for Electronic Data Analysis and Retrieval+ available for public view at www.sedarplus.ca;

“Senior Officers” means Shane Ebert, President and Chief Executive Officer, Chantelle Collins Chief Financial Officer, Barbara O’Neill, Corporate Secretary and Jean Pierre Jutras, Vice President;

“Share Consideration” has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

“Special Committee” means the special committee of the Board as the same is constituted from time to time;

“subsidiary” means, with respect to a specified entity, any:

(a)	corporation of which issued and outstanding voting securities of such corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are owned by such specified entity and the votes attached to those voting securities are sufficient, if exercised, to elect a majority of the directors of such corporation;

(b)	partnership, unlimited liability company, joint venture or other similar entity in which such specified entity has more than 50% of the equity interests and the power to direct the policies, management and affairs thereof; and

(c)	a subsidiary (as defined in clauses (a) and (b) above) of any subsidiary (as so defined) of such specified entity;

“Superior Proposal” means any unsolicited, bona fide written Acquisition Proposal from a person or persons who is or are, as at the date of this Agreement, a party that deals at arm’s length with the Company, that is made after the date of this Agreement (and is not obtained in violation of this Agreement or any agreement between the person making such Acquisition Proposal and the Company) that:

(a)	is reasonably likely to be consummated without undue delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the person or persons making such Acquisition Proposal;

(b)	is not subject to any financing condition and in respect of which the funds or other consideration necessary to complete the Acquisition Proposal, in the opinion of the Board, acting in good faith, after receiving the advice of its outside legal advisors and the Financial Advisor, are committed or will be immediately available to fund completion of the Acquisition Proposal at the time and upon the satisfaction of all conditions set out therein;

(c)	is not subject to any due diligence, access or investigation condition;

(d)	complies with Securities Laws;

(e)	did not result from a breach of Section 6.1; and

(f)	in respect of which the Board determines, in its good faith judgment, after receiving the advice of its outside legal counsel and financial advisors, that:

(i)	failure to recommend such Acquisition Proposal to Company Shareholders would be inconsistent with its fiduciary duties under applicable Laws, and

(ii)	having regard to all of its terms and conditions, including the certainty, timing and conditionality of completion, such Acquisition Proposal would, if consummated in accordance with its terms (and without assuming away any risk of non-completion), result in a transaction more favourable to Company Shareholders from a financial point of view than the Arrangement (after taking into account any change to the Arrangement proposed by the Purchaser pursuant to Section 6.2(b));

for greater certainty, an Acquisition Proposal shall not constitute a Superior Proposal unless it is an Acquisition Proposal to acquire (A) all of the outstanding Company Shares (other than Company Shares beneficially owned by the person making such proposal) or (B) all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, and, if it relates to an acquisition of Company Shares, is made to all Company Shareholders on the same terms and conditions;

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended;

“Taxes” means all taxes, imposts, levies, withholdings, duties, fees, premiums, assessments and other changes of any kind, however denominated, in each case imposed or levied by any Governmental Authority, including any interest, penalties or other additions that may become payable in respect thereof, whether disputed or not and whether assessed or unassessed, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal, provincial, state and local income taxes), capital taxes, payroll and employee withholding taxes, employment insurance, social insurance taxes (including Canada Pension Plan or other government pension plan premiums or contributions), sales and use taxes, goods and services tax, harmonized sales tax, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation premiums or charges, pension assessments and other governmental charges of a similar nature to any of the foregoing, whether disputed or not, and “Tax” has a corresponding meaning;

“Termination Fee” has the meaning ascribed thereto in Section 6.3(a);

“Term Loan” means a term loan from the Purchaser to the Company on substantially the terms and conditions in the term sheet set out in Schedule C hereto;

“TSXV” means the TSX Venture Exchange;

“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated by the SEC thereunder; and

“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended.

1.2	Certain Rules of Interpretation.

In this Agreement, unless otherwise specified:

(a)	Headings, etc. The provision of a table of contents, the division of this Agreement into articles and sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(b)	Currency. All amounts of money which are referred to in this Agreement are expressed in lawful money of Canada unless otherwise specified.

(c)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(d)	Statutes. Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(e)	Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 5:00 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 5:00 p.m. on the next Business Day if the last day of the period is not a Business Day.

(f)	Time References. References to time are to local time in the city of Vancouver, British Columbia, Canada.

(g)	Subsidiaries. To the extent any covenants or agreements relate, directly or indirectly, to a subsidiary of the Company, each such provision shall be construed as a covenant by the Company to cause (to the fullest extent to which it is legally capable) such subsidiary to perform the required action.

(h)	Consent. If any provision requires approval or consent of a Party and such approval or consent is not delivered within the specified time limit, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(i)	Knowledge. In this Agreement, (a) references to “the knowledge of the Company” or similar phrases mean the actual knowledge of the President and Chief Executive Officer, the Chief Financial Officer, the Corporate Secretary, and the Vice President, of the Company with no obligation to make any further inquiry, and (b) references to “the knowledge of the Purchaser” or similar phrases mean the knowledge of the President and Chief Executive Officer, the Chief Financial Officer, the Corporate Secretary, and the Vice President of the Purchaser, with no obligation to make any further inquiry.

1.3	Schedules.

The following are the schedules attached to and incorporated by reference in this Agreement and form an integral part of this Agreement:

Schedule A	–	Plan of Arrangement

Schedule B	–	Arrangement Resolution

Schedule C	–	Term Loan Term Sheet

Article 2
The Arrangement

2.1	Arrangement

The Company and the Purchaser agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement.

2.2	Implementation Steps by the Company

The Company covenants in favour of the Purchaser that, subject to the terms of this Agreement, the Company will:

(a)	as soon as reasonably practicable, and in any event in sufficient time to hold the Company Meeting in accordance with Section 2.2(b) below, apply in a manner acceptable to the Purchaser, acting reasonably, pursuant to Section 291 of the BCBCA, for the Interim Order, and thereafter proceed with and diligently seek the Interim Order;

(b)	provided that the Exemptive Relief is obtained, lawfully convene and hold the Company Meeting in accordance with the Interim Order for the purpose of considering the Arrangement Resolution (and for no other purpose unless agreed to by the Purchaser) on or before June 4, 2026, and will not, unless the Purchaser otherwise consents in writing, adjourn, postpone or cancel the Company Meeting or propose to do any of the foregoing except for an adjournment as required for quorum purposes or by applicable Law;

(c)	subject to the terms of this Agreement, solicit from the Company Shareholders proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any person that is inconsistent with, or which seeks (without the Purchaser’s consent) to hinder or delay the Arrangement Resolution and the completion of the transactions contemplated by this Agreement including, if so requested by the Purchaser, using the services of proxy solicitation agents selected by the Purchaser (and at the Purchaser’s expense), to solicit proxies in favour of the approval of the Arrangement Resolution, recommend to all Company Shareholders that they vote in favour of the Arrangement Resolution, and take all other commercially reasonable actions that are reasonably necessary or desirable to obtain the approval of the Arrangement by the Company Shareholders. The Purchaser shall bear all costs of any such proxy solicitation services requested by the Purchaser;

(d)	promptly provide the Purchaser with any notice relating to the Company Meeting and allow Representatives of the Purchaser to attend the Company Meeting;

(e)	the Company shall advise the Purchaser as the Purchaser may reasonably request, and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution and any other matters the Company brought before the Company Meeting;

(f)	the Company will promptly advise the Purchaser of any communication (orally or in writing) from any person in opposition to the Arrangement;

(g)	the Company will promptly advise the Purchaser of any written Notice of Dissent or purported exercise by any Company Shareholder of Dissent Rights received by the Company in relation to the Arrangement Resolution and any withdrawal of Dissent Rights received by the Company and, subject to applicable Law, any written communications sent by or on behalf of the Company to any Company Shareholder who is exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution;

(h)	the Company shall, upon the reasonable request by the Purchaser, deliver to the Purchaser (i) basic lists of all registered Company Shareholders and other securityholders of the Company, showing the name and address of each holder and the number of Company Shares or other securities of the Company held by each such holder, all as shown on the records of the Company or its transfer agent, as of the most recent practicable date and a list of participants in book based clearing systems, such as CDS & Co., CEDE & Co. and The Depository Trust Company, nominee registered Company Shareholders or other securityholders of the Company and non registered beneficial owner lists that are available to the Company (provided that such list may only be used in the manner prescribed in section 7.1 of NI 54-101), and securities positions, and (ii) from time to time, such additional information, including updated or supplemental lists setting out any changes from the list(s) referred to in this Section 2.2(h) as the Purchaser may reasonably request;

(i)	the Company shall not, except as required for quorum purposes, as required by Law or as otherwise permitted under this Agreement, adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation), or fail to call, the Company Meeting without the Purchaser’s prior written consent;

(j)	the Company shall promptly advise the Purchaser of any communication (written or oral) received by the Company from the TSXV, the SEC, any of the Securities Authorities or any other Governmental Authority in connection with the Company Meeting;

(k)	subject to obtaining the approvals as are required by the Interim Order, as soon as reasonably practicable after the Company Meeting, proceed with and diligently pursue the application to the Court pursuant to Section 291 of the BCBCA for the Final Order approving the Arrangement and thereafter proceed with such application and diligently pursue obtaining the Final Order, and, if at any time after the issuance of the Final Order and on or before the Effective Date, the Company is required by the terms of the Final Order or by Law to return to the Court with respect to the Final Order, it will do so after prior notice to, and in consultation and cooperation with, the Purchaser;

(l)	subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each Party, as soon as reasonably practicable thereafter, take all steps and actions, including making any and all necessary filings with Governmental Authorities, to give effect to the Arrangement pursuant to the BCBCA in a manner and form acceptable to the Purchaser, acting reasonably;

(m)	not file any material with the Court in connection with the Arrangement or serve any such material, and not agree to modify or amend materials so filed or served, except as contemplated hereby or with the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed; and

(n)	permit the Purchaser to review and comment upon drafts of all material to be filed by the Company with the Court or any securities regulatory authority in connection with the Arrangement (including the Circular) prior to the service (if applicable) and/or filing of that material and give reasonable consideration to such comments. The Company shall also provide to the Purchaser on a timely basis copies of any court documents served on the Company or its counsel in respect of the application for the Final Order or any appeal therefrom and of any notice, whether written or oral, received by the Company indicating any intention to appeal the Final Order.

2.3	Interim Order

The application referred to in Section 2.2(a) shall, unless the Company and the Purchaser otherwise agree, include a request that the Interim Order provide, among other things:

(a)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b)	for the record date for the purposes of determining the Company Shareholders entitled to receive notice of and vote at the Company Meeting (which date shall be fixed and published by the Company in consultation with the Purchaser);

(c)	for the calling and holding of the Company Meeting for the purpose of considering the Arrangement Resolution;

(d)	that the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval by the Court;

(e)	that the record date for the Company Shareholders entitled to receive notice of and to vote at the Company Meeting will not change in respect of or as a consequence of any adjournment or postponement of the Company Meeting unless required by applicable Laws;

(f)	that the requisite and sole approval of the Arrangement Resolution will be (i) 66 2/3% of the votes cast on the Arrangement Resolution by Company Shareholders present in person or represented by proxy at the Company Meeting voting together as a single class; and (ii) if required under applicable Law, a simple majority of the votes cast by Company Shareholders on the Arrangement Resolution excluding the votes for Company Shares held or controlled by “related parties” and “interested parties” as defined under MI 61-101; provided that, pursuant to section 8.2 of MI 61-101, the securities acquired by the Purchaser under the Offer may be voted in favor of the Arrangement Resolution;

(g)	that in all other respects, the terms, conditions and restrictions of the Company’s constating documents, including quorum requirements and other matters shall apply with respect to the Company Meeting;

(h)	that the Parties intend to rely upon the exemption from registration under the U.S. Securities Act provided by Section 3(a)(10) thereof (the “Section 3(a)(10) Exemption”) with respect to the issuance and exchange of the Consideration Shares issued pursuant to the Arrangement, subject to and conditioned on the Court’s determination that the Arrangement is substantively and procedurally fair to Company Shareholders following a hearing of the Court to give approval of the Arrangement of which the Company Shareholders were given adequate notice advising them of their right to attend the hearing;

(i)	for the grant of Dissent Rights to the Company Shareholders who are registered holders of Company Shares as at the record date for the Company Meeting as contemplated in the Plan of Arrangement;

(j)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(k)	that the Company Shareholders entitled to receive Purchaser Shares pursuant to the Arrangement shall have the right to appear before the Court at the hearing of the Court to approve the application for the Final Order so long as they enter an appearance by the time stipulated in the Interim Order;

(l)	that, in all other respects, the terms, restrictions and conditions of the constating documents of the Company shall apply in respect of the Company Meeting; and

(m)	subject to the consent of the Company (such consent not to be unreasonably withheld or delayed) the Company shall also request that the Interim Order provide for such other matters as the Purchaser may reasonably require.

2.4	Plan of Arrangement

From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Laws, including the BCBCA. The closing of the transactions contemplated hereby will take place on the Effective Date by way of electronic exchange of document and signatures (by email or other electronic means except where originally-executed documents are required) unless otherwise agreed upon by the Parties.

2.5	The Company Meeting

(a)	The Company shall convene the Company Meeting in accordance with the Interim Order, the Company’s constating documents and applicable Law as soon as reasonably practicable and shall conduct the Company Meeting on or before June 4, 2026 (and, in that regard, the Company shall abridge, as necessary, any time periods that may be abridged under NI 54-101).

(b)	The Purchaser covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Date and the termination of this Agreement in accordance with its terms, the Purchaser shall (and shall cause each of their respective affiliates to):

(i)	attend (in person or by proxy) and be counted as present for purposes of establishing quorum and to vote or to cause to be voted (and not withdraw any proxies or change its vote in respect thereof) all Company Shares beneficially owned by the Purchaser or its affiliates, or over which the Purchaser or its affiliates exercise control or direction (the “Subject Shares”) entitled to be voted (A) in favour of the approval, consent, ratification and adoption of the Arrangement Resolution and any other matter necessary for the consummation of the Arrangement, and (B) against any resolution, action, proposal, transaction or agreement, that would reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the Arrangement, or delay, frustrate or interfere with the completion of the Arrangement; and

(ii)	not (A) directly or indirectly sell, transfer, assign, grant any option or other right with respect to, pledge, encumber or otherwise dispose of, or agree to do any of the foregoing with respect to, any Subject Shares without the prior written consent of the Company; (B) exercise, any Dissent Rights in respect of the Arrangement; or (C) solicit proxies or become a participant in a solicitation that would reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the Arrangement, or delay, frustrate or interfere with the completion of the Arrangement.

2.6	The Circular

(a)	The Company will, in consultation with the Purchaser:

(i)	as soon as reasonably practicable after the execution of this Agreement, and in any event in sufficient time to hold the Company Meeting in accordance with Section 2.2(b), prepare the Circular together with any other documents required by the BCBCA and other applicable Laws in connection with the approval of the Arrangement Resolution by the Company Shareholders at the Company Meeting; and

(ii)	as soon as reasonably practicable after the issuance of the Interim Order, and in any event in sufficient time to hold the Company Meeting in accordance with Section 2.2(b), cause the Circular to be sent to the Company Shareholders in compliance with NI 54-101 and filed as required by the Interim Order and applicable Law (and, in that regard, the Company shall abridge, as necessary, any time periods that may be abridged under NI 54-101).

(b)	The Company shall ensure that the Circular complies in all material respects with applicable Laws, and, without limiting the generality of the foregoing, that the Circular (including with respect to any information incorporated therein by reference) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than in each case with respect to any information furnished by the Purchaser). The Company shall promptly notify the Purchaser if, at any time before the Effective Time, it becomes aware that the Circular contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or otherwise requires an amendment or supplement to the Circular.

(c)	The Purchaser shall furnish to the Company on a timely basis such information regarding the Purchaser as may be required by Law or reasonably required by the Company in the preparation of the Circular, and the Purchaser shall ensure that no such information will include any untrue statement of a material fact or omit to state a material fact required to be stated in the Circular in order to make any information so furnished or any information concerning the Purchaser, as the case may be, not misleading in light of the circumstances in which it is disclosed.

(d)	The Company and the Purchaser will cooperate in the preparation, filing and mailing of the Circular. The Company will provide legal counsel to the Purchaser with a reasonable opportunity to review and comment on all drafts of the Circular and other documents related thereto prior to filing the Circular with applicable Governmental Authorities and printing and mailing the Circular to the Company Shareholders and will give reasonable consideration to such comments.

2.7	Final Order

Subject to the terms and conditions hereof, if:

(a)	the Interim Order is obtained; and

(b)	the Arrangement Resolution is passed at the Company Meeting by Company Shareholders, as provided for in the Interim Order and as required by applicable Law,

the Company shall as soon as reasonably practicable thereafter, and in any event in sufficient time for the Court to hear the Final Order application within two Business Days of the Company Meeting, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Part 9 of Division 5 of the BCBCA.

2.8	Court Proceedings

In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall:

(a)	diligently pursue, and cooperate with the Purchaser in diligently pursuing, the Interim Order and the Final Order;

(b)	oppose any proposal from any person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, do so only after notice to, and in consultation and cooperation with, the Purchaser;

(c)	ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement;

(d)	not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.8 or with the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided, however, that nothing herein shall require the Purchaser to agree or consent to any increase or change in the consideration payable under the terms of the Plan of Arrangement or any modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations set forth in any such filed or served materials or under this Agreement or the Arrangement;

(e)	not object to legal counsel to the Purchaser making reasonable submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that the Company or its legal counsel is advised of the nature of any submissions prior to the hearing and such submissions are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement; and

(f)	provide the Purchaser on a timely basis with copies of any notice of appearance and evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether or not in writing, received by the Company or its legal counsel indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. In the event that any materials are filed opposing the grant of the Final Order, the Company will, at the request of the Purchaser, adjourn the hearing of the Final Order in accordance with the provisions of the Interim Order or, if no such provision is made in the Interim Order or the Parties otherwise agree, as determined by the Parties and the Court.

2.9	U.S. Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that all Consideration Shares issued pursuant to Arrangement will be issued by the Purchaser in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof and pursuant to exemptions from applicable securities laws of any state of the United States. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court;

(b)	pursuant to Section 2.3(h), the Court will be advised as part of the application for the Interim Order as to the intention of the Parties to rely on the exemption under Section 3(a)(10) of the U.S. Securities Act prior to the hearing required to approve the Interim Order;

(c)	the Court will be required to satisfy itself as to the procedural and substantive fairness of the Arrangement to the Company Shareholders, subject to the Arrangement;

(d)	the Company will ensure that each person entitled to receive the Share Consideration pursuant to the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(e)	each person entitled to receive the Share Consideration will be advised that the Consideration Shares issued to such Company Shareholder pursuant to the Arrangement have not been and will not be registered under the U.S. Securities Act or any applicable securities laws of any state of the United States and will be issued by the Purchaser in reliance on the exemption under Section 3(a)(10) of the U.S. Securities Act and pursuant to exemptions under applicable securities laws of any state of the United States;

(f)	the Final Order approving the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being substantively and procedurally fair to the Company Shareholders;

(g)	the Interim Order approving the Company Meeting will specify that each Company Shareholder will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time and in accordance with the requirements of Section 3(a)(10) of the U.S. Securities Act; and

(h)	the Final Order shall include a statement to substantially the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of the Purchaser pursuant to the Plan of Arrangement.”

2.10	Withholding Taxes

The Company, the Purchaser and the Depositary will be entitled to deduct and withhold from any consideration otherwise payable to any Company Shareholder or Former Company Shareholder under the Plan of Arrangement (including any payment to Dissenting Shareholders) such amounts as the Company, the Purchaser or the Depositary is required to deduct and withhold with respect to such payment under the Tax Act and the rules and regulations promulgated thereunder, or any provision of any provincial, state, local or foreign tax law as counsel may advise is required to be so deducted and withheld by the Company, the Purchaser or the Depositary, as the case may be. For the purposes hereof, all such withheld amounts shall be treated as having been paid to the person in respect of which such deduction and withholding was made on account of the obligation to make payment to such person hereunder, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Authority by or on behalf of the Company, the Purchaser or the Depositary, as the case may be. To the extent necessary, such deductions and withholdings may be affected by selling any Purchaser Shares to which any such person may otherwise be entitled under the Plan of Arrangement, and any amount remaining following the sale, deduction and remittance shall be paid to the person entitled thereto as soon as reasonably practicable.

2.11	Effective Date

(a)	The Company and the Purchaser may amend the Plan of Arrangement from time to time upon the mutual agreement of the Parties, provided that no such amendment is inconsistent with the Interim Order or the Final Order or is prejudicial to the Company Shareholders or other persons to be bound by the Plan of Arrangement.

(b)	The Purchaser shall, following receipt of the Final Order and no later than one Business Day prior to the Effective Time, ensure that the Depositary has been provided with sufficient Purchaser Shares in escrow to pay the aggregate consideration to be paid to the Company Shareholders pursuant to the Arrangement. For greater certainty, the Purchaser shall not be required pursuant to this Section 2.11 to provide or deposit in escrow with the Depositary prior to the Effective Date any cash or Purchaser Shares as consideration for the Company Shares held by Company Shareholders exercising Dissent Rights and who have not withdrawn their notice of objection.

(c)	The Arrangement shall be effective at the Effective Time on the Effective Date.

2.12	Announcement and Shareholder Communications

The Company and the Purchaser shall jointly publicly announce the transactions contemplated hereby promptly following the execution of this Agreement by the Parties, the text and timing of such announcement to be approved by the Company and the Purchaser in advance, acting reasonably. The Company and the Purchaser agree to cooperate in the preparation of presentations, if any, to Company Shareholders regarding the Plan of Arrangement, and no Party shall:

(a)	issue any press release or otherwise make public announcements with respect to this Agreement or the Plan of Arrangement without the consent of the other Party (which consent shall not be unreasonably withheld or delayed); or

(b)	make any filing with any Governmental Authority with respect thereto without prior consultation with the other Party,

provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws, provided that the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

Article 3
Representations and Warranties

3.1	Representations and Warranties of the Company

The Company represents and warrants to and in favour of the Purchaser as follows and acknowledges that the Purchaser is relying upon such representations and warranties in entering into this Agreement:

(a)	Board Recommendation. The Board, after consultation with the Financial Advisor and legal advisors, and following the recommendation from the Special Committee, has determined unanimously that the Plan of Arrangement is fair to the Company Shareholders and is in the best interests of the Company and has resolved unanimously to recommend to the Company Shareholders that they vote in favour of the Arrangement Resolution (the “Company Board Recommendation”).

(b)	Fairness Opinion. The Board has received the oral opinion of the Financial Advisor, which opinion has not been modified, amended, qualified or withdrawn, to the effect that, as of the date of such opinion, and subject to the assumptions, limitations and qualifications set forth therein, the Share Consideration to be received pursuant to the Plan of Arrangement by the Company Shareholders (other than the Purchaser and its affiliates) is fair, from a financial point of view, to such Company Shareholders (the “Fairness Opinion”).

(c)	Organization and Qualification. The Company has been duly incorporated and validly exists and is in good standing under the BCBCA, and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on. The Company is duly qualified to carry on business in each jurisdiction in which the nature or character of its properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary.

(d)	Authority Relative to this Agreement. The Company has the requisite corporate power, authority and capacity to enter into this Agreement and (subject to obtaining the Exemptive Relief, the approval of the Company Shareholders of the Arrangement Resolution, the Interim Order and the Final Order as contemplated in Section 2.2) to perform its obligations hereunder and to complete the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the completion by the Company of the transactions contemplated by this Agreement have been duly authorized by the Board and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by it of this Agreement or the completion by the Company of the Arrangement or, subject to obtaining the approval of the Company Shareholders of the Arrangement Resolution, the Interim Order and the Final Order as contemplated in Section 2.2, the completion by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.

3.2	Representations and Warranties of the Purchaser

The Purchaser represents and warrants to and in favour of the Company as follows and acknowledges that the Company is relying upon such representations and warranties in entering into this Agreement:

(a)	Organization and Qualification. The Purchaser has been duly incorporated and validly exists and is in good standing under the Laws governing its formation, and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on. The Purchaser is duly qualified to carry on business in each jurisdiction in which the nature or character of its properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary.

(b)	Authority Relative to this Agreement. The Purchaser has the requisite corporate power, authority and capacity to enter into and perform its obligations under this Agreement and to complete the transactions contemplated hereby. The execution and delivery of this Agreement and the completion by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by the board of directors of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery by it of this Agreement or the completion of the Arrangement or the completion by the Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.

(c)	Government Approvals, Notices and Filings. Subject to obtaining the Final Order and filings with Securities Authorities and the TSXV, no consent or approval of, giving of notice to, making filings with or taking of any action in respect of or by any Governmental Authority is required to be obtained or given by the Purchaser or any of its subsidiaries with respect to the execution, delivery or performance by the Purchaser of this Agreement or the consummation of the transactions contemplated hereunder, except (i) where the failure to obtain any such consent, approval, to give any such notice, to make any such filings or to take any such action would not, individually or in the aggregate: (A) have or reasonably be expected to have a Purchaser Material Adverse Effect, or (B) prevent or materially delay completion by the Purchaser of the transactions contemplated by this Agreement and the Arrangement; or (ii) those as would be required solely as a result of the identity or the legal or regulatory status of the Company or any of its affiliates.

(d)	No Breach or Violation. The execution and delivery of this Agreement by the Purchaser does not and the consummation of the Arrangement will not (i) violate or conflict with the provisions of the certificate of incorporation or by-laws (or equivalent organizational documents), as applicable, of the Purchaser or any of its subsidiaries, (ii) result in the imposition of any encumbrance upon any of the properties or assets of the Purchaser or its subsidiaries (other than the Company), cause the acceleration or material modification of any rights or obligations under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of, any material contract to which the Purchaser or any of its subsidiaries (other than the Company) is a party, or (iii) subject to securing conditional approval from the TSXV for the listing and posting of the Purchaser Shares to be issued to Company Shareholders as Share Consideration, result in a breach or violation by the Purchaser or any of its subsidiaries of any of the terms, conditions or provisions of any Law or Order or cause the suspension or revocation of any material Permit currently in effect in respect of the Purchaser or any of its subsidiaries which, in the case of clauses (ii) and (iii) above, would, individually or in the aggregate, have or reasonably be expected to have a Purchaser Material Adverse Effect.

(e)	Capitalization and Purchaser Shares.

(i)	The authorized share capital of the Purchaser consists of an unlimited number of Purchaser Shares without par value. As of the close of business on May 8, 2026, there were: (i) 208,927,862 Purchaser Shares outstanding; and (ii) 8,462,500 Purchaser Shares issuable on exercise of stock options (the “Purchaser Options”). Except for the Purchaser Shares there are no other shares of any class or series in the capital of the Purchaser outstanding. Except for the Purchaser Options and this Agreement, there are no options, warrants, convertible securities or other rights, shareholder rights plans, agreements or commitments of any character whatsoever (pre-emptive, contingent or otherwise) requiring or which may require the issuance, sale or transfer by the Purchaser of any shares of the Purchaser or any of its subsidiaries (including Purchaser Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of or other equity or voting interests in the Purchaser or any of its subsidiaries (including Purchaser Shares).

(ii)	All outstanding Purchaser Shares have been duly authorized and validly issued, are fully paid and non-assessable and all Purchaser Shares issuable upon the exercise of rights under the outstanding Purchaser Options, in accordance with their respective terms, will be duly authorized and validly issued as fully paid and non-assessable. There are no outstanding contractual or other obligations of the Purchaser or any subsidiary to repurchase, redeem or otherwise acquire any of its securities. Other than the Purchaser Shares, there are no securities or other instruments or obligations of the Purchaser or any of its subsidiaries that carry (or which is convertible into, or exchangeable for, securities having) the right to vote generally with the shareholders of the Purchaser on any matter. Neither the Purchaser nor any of its subsidiaries is a party to any voting agreements with respect to any shares in the capital of or other equity or voting interests in the Purchaser or any of its subsidiaries and, to the knowledge of the Purchaser, as of the date of this Agreement, there are no irrevocable proxies and no voting agreements with respect to any shares in the capital of, or other equity or voting interests in, the Purchaser or any of its subsidiaries.

(iii)	The Purchaser has reserved and will keep available a sufficient number of the Purchaser Shares to satisfy its obligations to deliver Share Consideration to Company Shareholders pursuant to the Arrangement. The Purchaser Shares to be issued as Share Consideration will, when issued pursuant to the Arrangement, be duly authorized, validly issued, fully paid and non-assessable, free and clear of all encumbrances and will not be subject to any pre-emptive rights, rights of first refusal or similar rights.

(iv)	The Purchaser Shares to be issued in connection with the transactions contemplated herein will not be subject to any statutory hold or restricted period under the securities legislation of any province or territory of Canada and, subject to restrictions contained in Section 2.6(3) of NI 45-102, will be freely tradable within Canada by the holders thereof.

(f)	Financial Statements. The Purchaser’s audited financial statements as at and for the fiscal years ended September 30, 2025 and September 30, 2024 (including the notes thereto) (the “Purchaser Financial Statements”) were prepared in accordance with IFRS consistently applied (except as otherwise indicated in such financial statements and the notes thereto or in the related report of the Purchaser’s independent auditors, as the case may be) and fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of the Purchaser and its subsidiaries, as applicable, as of the dates thereof and for the periods indicated therein and reflect reserves required by IFRS in respect of all material contingent liabilities, if any, of the Purchaser and its subsidiaries on a consolidated basis. Since September 30, 2025, there has been no material change in the Purchaser’s or its subsidiaries’ financial accounting policies, methods or practices except as described in the notes to the Purchaser Financial Statements.

(g)	Internal Controls.

(i)	The Purchaser has established and maintains a system of internal control over financial reporting that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS, and includes policies and procedures that (A) pertain to the maintenance of records that accurately and fairly reflect the material transactions, acquisitions and dispositions of the property and assets of the Purchaser and each of its subsidiaries (other than the Company), (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that material receipts and expenditures of the Purchaser and its subsidiaries (other than the Company) are made only in accordance with authorizations of management and directors of the Purchaser and its subsidiaries (other than the Company), and (C) provide reasonable assurance regarding prevention or timely detection of any unauthorized acquisition, use or disposition of the property or assets of the Purchaser or any of its subsidiaries (other than the Company) that could have a material adverse effect on the Purchaser’s financial statements.

(ii)	To the knowledge of the Purchaser: (A) there are no material weaknesses in the design and implementation or maintenance of its internal control over financial reporting of the Purchaser that are reasonably likely to adversely affect the ability of the Purchaser to record, process, summarize and report financial information, and (B) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Purchaser.

(iii)	Since September 30, 2025, neither the Purchaser nor any of its subsidiaries (other than the Company) nor, to the Purchaser’s knowledge, any director, officer, employee, auditor, accountant or representative of the Purchaser or any of its subsidiaries (other than the Company) has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Purchaser or any of its subsidiaries (other than the Company) or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that the Purchaser or any of its subsidiaries (other than the Company) has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Purchaser’s board of directors.

(h)	Auditors. The auditors of the Purchaser are independent public accountants as required by applicable Laws and there is not now, and there has never been, any reportable event (as defined in NI 51-102) with the present or any former auditors of the Purchaser.

(i)	Other Liabilities.

(i)	Except for liabilities or obligations of the Purchaser or any of its subsidiaries (other than the Company), whether accrued, absolute, contingent or otherwise that are (i) disclosed or reflected in the Purchaser Financial Statements; (ii) incurred in connection with the transactions contemplated hereby, and (iii) incurred in the ordinary course of the business of the Purchaser and its subsidiaries since the date of the most recently filed Purchaser Financial Statements (other than the Company), the Purchaser does not have any liabilities or obligations of a nature required by IFRS to be reflected in the Purchaser Financial Statements.

(ii)	Neither the Purchaser nor any of its subsidiaries (other than the Company) is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar agreement (including any agreement or arrangement relating to any transaction or relationship between or among the Purchaser or any of its subsidiaries (other than the Company), on the one hand, and any unconsolidated entity, including any structured finance, special purpose, or limited purpose entity or person, on the other hand) or any “off balance sheet arrangements” (as defined in the instructions thereto of Form 51-102F1 of NI 51-102) where the result, purpose or effect of such agreement or arrangement is to avoid disclosure, of any material transaction involving, or material liabilities of, the Purchaser or any of its subsidiaries (other than the Company) in the Purchaser’s or such subsidiary’s financial statements or any other documents filed by the Purchaser under applicable Securities Laws.

(j)	Reporting Status and Securities Laws Matters.

(i)	The Purchaser Shares are listed for trading on the TSXV and the Purchaser is in compliance in all material respects with all of the listing and other requirements of such exchanges. No delisting, suspension of trading in or cease trading Order with respect to any securities of the Purchaser and, to the knowledge of the Purchaser, no inquiry or investigation (formal or informal) of any Securities Authority or the TSXV, is in effect or ongoing or, to the knowledge of the Purchaser, expected to be implemented or undertaken.

(ii)	The Purchaser is a “reporting issuer”, or the equivalent thereof in all provinces and territories of Canada, and not on the list of reporting issuers in default under applicable Securities Laws and the Purchaser has complied in all material respects with applicable Law, including any requirements of any applicable Securities Laws. the Purchaser has not filed any confidential material change report or other document with any applicable Securities Authorities or any other applicable Governmental Authority which remains confidential as of the date of this Agreement.

(k)	Public Filings. Except as may be required in connection with the transactions contemplated by this Agreement, the Purchaser has filed or furnished, as applicable, all documents in the Purchaser Public Disclosure Record required to be filed or furnished by it in accordance with applicable Securities Laws or the requirements of the TSXV. All such documents and information comprising the Purchaser Public Disclosure Record, as of their respective dates (and the dates of any amendments thereto), (1) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and (2) complied in all material respects with the requirements of applicable Securities Laws and the applicable policies of the TSXV relating to continuous disclosure requirements.

(l)	Absence of Changes. Except as set forth in, or permitted by, this Agreement, since September 30, 2025 to the date of this Agreement (i) the business of the Purchaser and its subsidiaries (other than the Company) has been conducted in all material respects in the ordinary course of the business, and (ii) there has not occurred a Purchaser Material Adverse Effect.

(m)	Compliance with Laws. To the knowledge of the Purchaser, the Purchaser and its subsidiaries (other than the Company) are in compliance with the requirements of all applicable Laws which affect it or its business or assets or to which it is subject (but excluding Laws regarding Taxes which are covered exclusively by Section 3.2(o)) (the “Purchaser Subject Laws”), except for such instances where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. To the knowledge of the Purchaser, the Purchaser has not received within the last twelve (12) months any written notice or other written communication from any Governmental Authority with respect to a violation and/or failure to comply with the Purchaser Subject Laws.

(n)	Insolvency.

(i)	No act or proceeding has been taken by or against the Purchaser or any of its subsidiaries (other than the Company) in connection with the dissolution, liquidation, winding up, bankruptcy, reorganization, compromise or arrangement of the Purchaser or any of its subsidiaries or for the appointment of a trustee, receiver, manager or other administrator of the Purchaser or any of its subsidiaries or any of its properties or assets nor, to the knowledge of the Purchaser, is any such act or proceeding threatened. Neither the Purchaser nor any of its subsidiaries (other than the Company) has sought protection under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or similar legislation.

(ii)	No Order has been made, petition presented or meeting convened for the purpose of winding up of the Purchaser or any of its subsidiaries (other than the Company), or for the appointment of any provisional liquidator or in relation to any other process whereby the business is terminated and the assets of the Purchaser or any of its subsidiaries (other than the Company) are distributed amongst the creditors, shareholders or other contributors.

(iii)	No person has taken any step, legal proceeding or other procedure with a view to the appointment of an administrator, whether out of court or otherwise, in relation to the Purchaser or any of its subsidiaries(other than the Company), and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets or undertaking of the Purchaser or any of its subsidiaries(other than the Company).

(iv)	Neither the Purchaser nor any of its subsidiaries (other than the Company) has made any voluntary arrangement with any of its creditors or is insolvent or unable to pay its debts as they fall due.

(o)	Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect:

(i)	Each of the Purchaser and its subsidiaries (other than the Company) has duly and timely made or prepared all Tax returns required to be made or prepared by it, has duly and timely filed all Tax returns required to be filed by it with the appropriate Governmental Authority and such Tax returns are complete and correct.

(ii)	Each of the Purchaser and its subsidiaries (other than the Company) has: (i) duly and timely paid all Taxes due and payable by it (whether or not assessed); (ii) duly and timely withheld all Taxes and other amounts required by Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by Laws to be remitted by it (whether or not assessed); and (iii) duly and timely collected all amounts on account of sales or transfer Taxes, including goods and services, harmonized sales, sales, value added, federal, provincial, state or territorial sales Taxes, required by Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Laws to be remitted by it (whether or not assessed).

(iii)	The charges, accruals and reserves for Taxes reflected on the Purchaser Financial Statements (whether or not due and whether or not shown on any of the Tax returns but excluding any provision for deferred income Taxes) are, in the opinion of the Purchaser, adequate under IFRS, to cover Taxes with respect to the Purchaser and its subsidiaries (other than the Company) for the periods covered thereby.

(iv)	For the purposes of the Tax Act, the Purchaser is resident in Canada and is a taxable Canadian corporation.

(p)	Mineral Properties. Each of the Purchaser’s and its subsidiaries’ (other than the Company’s) exploration, mineral or mining claims, concessions, leases or other rights is in good standing in all material respects in accordance with applicable Laws and is held by the Purchaser or one of its subsidiaries free and clear of all material encumbrances, and no person has any agreement or right to acquire an interest in such assets.

(q)	Mineral Reserves and Resources. All material information regarding the Gold Range Project, including all drill results, technical reports and studies, that are required to be disclosed by applicable Laws, have been disclosed in the Purchaser Public Disclosure Record on or before the date hereof.

(r)	Permits. The Purchaser and its subsidiaries (other than the Company) hold all Permits necessary for the lawful operation of the business currently conducted by the Purchaser and its subsidiaries, other than such Permits the absence of which would not, individually or in the aggregate, have or reasonably be expected to have a Purchaser Material Adverse Effect. Each Permit is valid, binding and in full force and effect, and the Purchaser and its subsidiaries (other than the Company) are in material compliance with the terms of such Permits. Neither the Purchaser nor its subsidiaries (other than the Company) have received any notice of proceedings relating to the revocation or modification of any such Permit which, if the subject of an unfavourable decision, ruling or finding would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, and there has not occurred any event which would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit.

(s)	Material Contracts. Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, neither the Purchaser nor any of its subsidiaries (other than the Company) is in breach or violation of or default (in each case, with or without notice or lapse of time or both) under the terms of any material contract. As of the date hereof, to the knowledge of the Purchaser, no other party to any material contract of the Purchaser or any of its subsidiaries (other than the Company) is in material breach of, or default under the terms of, or has threatened to terminate, any such material contract. Each material contract of the Purchaser or any of its subsidiaries (other than the Company) is a valid and binding obligation of the Purchaser or its subsidiaries that are a party thereto in accordance with their respective terms and conditions, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). To the knowledge of the Purchaser, there are no circumstances that are reasonably likely to adversely affect the ability of the Purchaser or any of its subsidiaries (other than the Company) to perform its material obligations under any material contract of the Purchaser.

(t)	Litigation. There are no claims, actions, suits, arbitrations, inquiries, investigations or proceedings or, to the knowledge of the Purchaser, pending or threatened against or relating to the Purchaser or any of its subsidiaries (other than the Company) or their respective property or assets before any court or Governmental Authority that, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Purchaser Material Adverse Effect or prevent or delay consummation of the transactions contemplated by this Agreement. None of the Purchaser or any of its subsidiaries (other than the Company) is subject to any outstanding Order that would have or reasonably be expected to have a Purchaser Material Adverse Effect or prevent or delay consummation of the transactions contemplated by this Agreement.

(u)	Stock Exchange Listing. The Purchaser has applied or will apply to list the Purchaser Shares issuable as Share Consideration on the TSXV and the Purchaser has no reason to believe that such Purchaser Shares will not be approved for listing, subject to satisfaction of customary listing conditions.

(v)	Investment Canada Act. The Purchaser is not a “non-Canadian” within the meaning of the Investment Canada Act.

(w)	Brokers. The Purchaser has not dealt with any broker or finder in connection with the transactions contemplated herein who would be entitled to a fee or commission in connection with the transactions contemplated herein.

3.3	Disclaimer of Additional Company Representations and Warranties

The Purchaser agrees and acknowledges that, except as set forth in this Agreement, the Company makes no representation or warranty, express or implied, at law or in equity, with respect to the Company and its subsidiaries, its and their businesses, its and their past, financial condition or its assets, liabilities or operations, or its and their past, current or future profitability, prospects, performance or cash flows, individually or in the aggregate, and any such other representations or warranties are hereby expressly disclaimed.

3.4	Disclaimer of Additional Purchaser Representations and Warranties

The Company agrees and acknowledges that, except as set forth in this Agreement, the Purchaser makes no representation or warranty, express or implied, at law or in equity, with respect to the Purchaser and its subsidiaries, its and their businesses, its and their past, financial condition or its assets, liabilities or operations, or its and their past, current or future profitability, prospects, performance or cash flows, individually or in the aggregate, and any such other representations or warranties are hereby expressly disclaimed.

3.5	Survival of Representations and Warranties

No investigation by or on behalf of any Party prior to the execution of this Agreement will mitigate, diminish or affect the representations and warranties made by the other Parties. The representations and warranties of the Parties contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms. This Section 3.5 will not limit any covenant or agreement of any of the Parties, which, by its terms, contemplates performance after the Effective Time or the date on which this Agreement is terminated, as the case may be.

Article 4
Covenants

4.1	Covenants of the Company

The Company covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, unless otherwise (i) consented to in writing by the Purchaser (such consent to be subject to applicable Law and not be unreasonably withheld, conditioned or delayed); (ii) required by applicable Laws; or (iii) required or expressly permitted or specifically contemplated by this Agreement or the Arrangement:

(a)	except as may be necessary in situations of emergency to comply with applicable Law, preserve life, property or the environment, the business of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business, and the Company shall use all commercially reasonable efforts to maintain and preserve its and its subsidiaries’ business organization, assets, employees and advantageous business relationships;

(b)	the Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly,

(i)	amend the Company’s constating documents or the constating documents (including any joint venture or similar agreement in respect thereof) of any of its subsidiaries;

(ii)	declare, set aside or pay any dividend or other distribution or payment in cash, shares or property other than distributions and dividends paid solely to the Company or to a direct or indirect wholly-owned subsidiary of the Company;

(iii)	issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares or securities of the Company or any of its subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares or securities of the Company or any of its subsidiaries;

(iv)	split, consolidate, redeem, purchase or otherwise acquire any of the outstanding shares or other securities of the Company or any of its subsidiaries;

(v)	amend the terms of any of the securities of the Company or any of its subsidiaries;

(vi)	adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of the Company or any of its subsidiaries;

(vii)	complete any reorganization of the corporate structure, business, operations or assets of the Company or any of its subsidiaries;

(viii)	sell, assign, transfer, pledge, lease, dispose of or encumber any material assets of the Company and its subsidiaries (taken as a whole);

(ix)	acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any material asset or property or any corporation, partnership or other business organization or division thereof, or make any material investment either by the purchase of securities, contributions of capital (other than to wholly-owned subsidiaries) or property transfer, or purchase of any property or assets of any other person (other than a wholly-owned subsidiary);

(x)	settle any material litigation or claims;

(xi)	waive, release, grant or transfer any rights of material value;

(xii)	make any changes in financial accounting methods, principles, policies or practices, except as required, in each case, by IFRS or by applicable Law;

(xiii)	enter into, adopt, terminate, repudiate, amend, or fail to perform, any contract with a value individually exceeding $100,000 except in the ordinary course of business, and in all cases not exceeding a term of one year, or waive, release or relinquish, or authorize or propose to do so, any contractual right in any such contract;

(xiv)	incur any indebtedness for borrowed money for capital expenditures other than in connection with capital expenditure plans disclosed to the Purchaser;

(xv)	settle, pay, compromise, discharge or satisfy any claims, liabilities or obligations (including any regulatory investigation) with a value individually exceeding $100,000 or in the aggregate exceeding $500,000;

(xvi)	grant any general salary increases, award or pay any bonus, or issue, adopt, award or grant any employee incentive awards or any securities or other instruments or equity based compensation providing similar benefits;

(xvii)	hire or agree to hire any new employees;

(xviii)	enter into, terminate or modify any contract with any employees or directors or consultants or enter into any contract with any consultants that are not terminable without payment or penalty with 30 days or less notice or in accordance with applicable Laws; or

(xix)	authorize, agree, resolve, commit or propose any of the foregoing, or enter into, modify or terminate any contract, agreement, plan, commitment or arrangement with respect to any of the foregoing; and

(c)	the Company shall notify the Purchaser in writing of:

(i)	any material change (actual, anticipated, contemplated or, to the knowledge of the Company, threatened, financial or otherwise) in the business, operations, results of operations, properties, assets, liabilities (whether absolute, accrued, contingent or otherwise), or financial condition of the Company or any of its subsidiaries; and

(ii)	any notice or other communication from any Governmental Authority in connection with this Agreement.

4.2	Covenants of the Purchaser

The Purchaser covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, unless otherwise (i) consented to in writing by the Company (such consent to be subject to applicable Law and not be unreasonably withheld, conditioned or delayed); (ii) required by applicable Laws; or (iii) required or expressly permitted or specifically contemplated by this Agreement or the Arrangement:

(a)	except as may be necessary in situations of emergency to preserve life, property or the environment, the business of the Purchaser and its subsidiaries (other than the Company) shall be conducted only in, and the Purchaser and its subsidiaries (other than the Company) shall not take any action except in, the ordinary course of business, and the Company shall use all commercially reasonable efforts to maintain and preserve its and its subsidiaries’ (other than the Company’s) business organization, assets, employees and advantageous business relationships; and

(b)	the Purchaser shall not, directly or indirectly,

(i)	amend the Purchaser’s constating documents or the constating documents (including any joint venture or similar agreement in respect thereof) of any of its subsidiaries;

(ii)	split, consolidate, redeem, purchase or otherwise acquire any of the outstanding shares or other securities of the Purchaser or any of its subsidiaries;

(iii)	amend the terms of any of the securities of the Purchaser or any of its subsidiaries;

(iv)	adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of the Purchaser or any of its subsidiaries;

(v)	complete any reorganization of the corporate structure, business, operations or assets of the Purchaser or any of its subsidiaries;

(vi)	sell, assign, transfer, pledge, lease, dispose of or encumber any material assets of the Purchaser and its subsidiaries (taken as a whole);

(vii)	reserve and keep available a sufficient number of authorized but unissued Purchaser Shares to satisfy its obligations to issue Share Consideration pursuant to the Arrangement; or

(viii)	authorize, agree, resolve, commit or propose any of the foregoing, or enter into, modify or terminate any contract, agreement, plan, commitment or arrangement with respect to any of the foregoing.

4.3	Regarding the Arrangement

Each of the Parties covenants and agrees that it shall use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under Law to consummate the Arrangement as soon as practicable, including:

(a)	using commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(b)	effecting all necessary registrations, filings and submissions of information required by Governmental Authorities;

(c)	carrying out the terms of the Interim Order and the Final Order applicable to it and complying promptly with all requirements imposed by Law on it or its subsidiaries with respect to this Agreement or the Arrangement;

(d)	using, to the extent necessary to permit implementation of the Arrangement, commercially reasonable efforts to have lifted or rescinded any injunction or restraining Order or other Order relating to it, which may adversely affect the ability of the Parties to consummate the transactions contemplated hereby;

(e)	using commercially reasonable efforts to obtain conditional approval for the listing on the TSXV of the Consideration Shares;

(f)	not taking any action, or refraining from taking any commercially reasonable action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Arrangement; and

(g)	taking all such actions as are within its power to control, and using commercially reasonable efforts to cause other actions to be taken which are not within its power to control, to complete the transactions contemplated by this Agreement.

4.4	Closing Matters

Each of the Purchaser and the Company shall deliver or cause to be delivered at the closing of the transactions contemplated hereby such customary certificates, resolutions and other closing documents as may be required by the other party hereto, acting reasonably.

4.5	Actions to Satisfy Conditions

Each of the Purchaser and the Company agree to take all such actions as are within its power to control, and to use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to be able to comply with any conditions set forth in Article 5 which are for the benefit of any other Party.

4.6	Employment Matters

The Purchaser covenants and agrees that after the Effective Time it will, in accordance with applicable Law, not cause the Company and its subsidiaries and any successors to the Company and its subsidiaries to fail to honour, and will comply with, the terms of such director fee, employment, indemnification, change of control (or a term of similar import), severance, termination or other similar compensation or payment obligations of the Company and its subsidiaries with respect to each of the directors of the Company that will resign at the Effective Time and each of the present employees of the Company and its subsidiaries.

4.7	Resignations

Prior to the Effective Time and upon written notice to the Company by the Purchaser, the Company shall use commercially reasonable efforts to cause, and it shall cause any of its subsidiaries to use commercially reasonable efforts to cause, those directors and officers of the Company and its subsidiaries to provide resignations and mutual releases, in form and substance satisfactory to the Purchaser, acting reasonably, effective as at the Effective Time and the Company shall, and shall cause its subsidiaries, to enter into such mutual releases, as applicable.

4.8	Insurance and Indemnification

(a)	The Purchaser acknowledges and agrees that it shall maintain in effect its directors and officers insurance, with coverage for all present directors and officers of the Purchaser’s subsidiaries, including the Company, without any reduction in scope or coverage for six (6) years from the Effective Time and not to take any action to terminate such directors’ and officers’ liability insurance or adversely affect the rights of the Company’s present directors and officers thereunder.

(b)	The Purchaser shall, from and after the Effective Time, honour and cause the Company and its subsidiaries to honour, all rights to indemnification or exculpation now existing in favour of present employees, officers and directors of the Company and its subsidiaries, and each of the Parties acknowledges and agrees that such rights shall survive unamended the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Date and shall not be amended, repealed or otherwise modified.

(c)	If the Purchaser, the Company or any of its subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not a continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, the Purchaser shall ensure that any such successor or assign (including, as applicable, any acquirer of substantially all of the properties and assets of the Purchaser, the Company or its subsidiaries) assumes all of the obligations set forth in this Section 4.8.

4.9	Term Loan

Each of the Purchaser and the Company agrees to enter into a loan agreement in respect of the Term Loan as soon as practicable following execution of this Agreement and receipt of conditional approval from the TSXV to the Term Loan. Each of the Purchaser and the Company agrees to use commercially reasonable efforts to obtain such conditional approval from the TSXV as soon as practicable following execution of this Agreement.

Article 5
Conditions

5.1	Mutual Conditions Precedent

The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied on or prior to the Effective Time, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:

(a)	Required Approval. The Arrangement Resolution will have been approved by the Company Shareholders at the Company Meeting in accordance with the Interim Order and applicable Laws.

(b)	Interim and Final Order. Each of the Interim Order and Final Order will have been obtained in form and substance satisfactory to each of the Company and the Purchaser, each acting reasonably, and will not have been set aside or modified in any manner unacceptable to either the Company or the Purchaser, each acting reasonably, on appeal or otherwise.

(c)	Illegality. No Law is in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the Purchaser from consummating the Arrangement.

(d)	Governmental Orders, Decrees, etc. There shall not be in force any Order or decree restraining or enjoining or materially modifying or imposing material conditions on the consummation of the transaction contemplated under this Agreement or under the Plan of Arrangement, and there shall be no proceeding, whether of a judicial or administrative nature or otherwise brought by a Governmental Authority, that relates to or results from the transactions contemplated under this Agreement that would, if successful, result in an Order or ruling that would preclude completion of, or materially modify or impose material conditions on, the transaction contemplated under this Agreement or under the Plan of Arrangement in accordance with the terms and conditions hereof or thereof.

(e)	Conditional Listing Approval. Conditional approval shall have been obtained for the listing and posting for trading on the TSXV of the Purchaser Shares to be issued to Company Shareholders as Share Consideration pursuant to the Plan of Arrangement, subject only to satisfaction of customary conditions of the TSXV.

(f)	Exemption from Securities Laws. The Consideration Shares to be issued pursuant to the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof and pursuant to exemptions from applicable securities laws of any state of the United States, provided, however, that the Company shall be not entitled to the benefit of the conditions in this subsection 5.1(f), and shall be deemed to have waived such condition in the event that the Company fails to advise the Court prior to hearing in respect of the Interim Order that the Purchaser intends to rely on the exemption from registration afforded by Section 3(a)(10) of the U.S. Securities Act based on the Court’s approval of the Arrangement and comply with the requirements set forth in this Agreement and the Final Order shall reflect such reliance.

(g)	Exemptive Relief. The Exemptive Relief is obtained.

5.2	Additional Conditions Precedent to the Obligations of the Purchaser

The Purchaser is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Purchaser and may only be waived, in whole or in part, by the Purchaser in its sole discretion:

(a)	Performance of Covenants. The Company has fulfilled or complied in all material respects with each of the covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time.

(b)	No Legal Action. There is no action or proceeding pending or threatened by any person (other than the Purchaser) in any jurisdiction that is reasonably likely to:

(i)	cease trade, enjoin, prohibit, or impose any limitations, damages or conditions on, the Purchaser’s ability to acquire, hold, or exercise full rights of ownership over, any Company Shares, including the right to vote the Company Shares; or

(ii)	prohibit or restrict the Arrangement, or the ownership or operation by the Purchaser of the business or assets of the Purchaser, the Company or any of its subsidiaries, or compel the Purchaser to dispose of or hold separate any material portion of the business or assets of the Purchaser, the Company or any of its subsidiaries as a result of the Arrangement.

(c)	Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), in each case without regard to any materiality qualifications contained therein, except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by this Agreement or the Arrangement or which could reasonably be expected to materially reduce the benefits to the Purchaser under this Agreement or the Arrangement.

(d)	Dissent Rights. Dissent Rights have not been exercised with respect to more than 10% of the issued and outstanding Company Shares.

5.3	Additional Conditions Precedent to the Obligations of the Company

The Company is not required to complete the Arrangement unless the following condition is satisfied on or before the Effective Time, which condition is for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:

(a)	Performance of Covenants. The Purchaser has fulfilled or complied in all material respects with each of the covenants of the Purchaser contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time.

(b)	Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), in each case without regard to any materiality or Purchaser Material Adverse Effect qualifications contained therein, except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to result in, individually or in the aggregate, a Purchaser Material Adverse Effect.

(c)	Term Loan. Subject to the terms and conditions of the Term Loan, the Purchaser shall have advanced to the Company the full amount of any advance of the Term Loan requested by the Company.

5.4	Satisfaction of Conditions

The conditions precedent set out in Section 5.1 are for the benefit of each of the Company and the Purchaser and may be waived, in whole or in part, by both the Company and the Purchaser. The conditions precedent set out in Section 5.2 are for the benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser. The conditions precedent set out in Section 5.3 is for the benefit of the Company and may be waived, in whole or in part, by the Company. The conditions precedent set out in Section 5.1, Section 5.2 and Section 5.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time.

Article 6
Additional Agreements

6.1	Non-Solicitation

(a)	Except as otherwise provided in this Section 6.1, the Company shall not, directly or indirectly, through any person, and shall cause its subsidiaries not to:

(i)	solicit, assist, initiate, encourage or otherwise facilitate any inquiries or proposals, whether publicly or otherwise, regarding an Acquisition Proposal, or take any action that could reasonably be expected to lead to an Acquisition Proposal, provided that, for greater certainty, the Company may advise any person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Board has so determined;

(ii)	enter into, continue or participate in any discussions or negotiations with any person regarding an Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal;

(iii)	approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a publicly announced, or otherwise publicly disclosed Acquisition Proposal for a period of ten (10) days shall not be considered to be a breach of this Section 6.1);

(iv)	make or propose publicly to make a Change in Recommendation; or

(v)	accept or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by Section 6.1(d)(ii)).

(b)	The Company shall, and shall cause its subsidiaries and its Representatives to, immediately terminate any existing discussions or negotiations with any parties (other than the Purchaser) with respect to any offer, proposal, expression of interest or inquiry that constitutes an Acquisition Proposal and shall provide written confirmation to the Purchaser of such termination. The Company shall, as soon as possible, to the extent it is entitled to do so, request the return or destruction of all information provided to any third party which to the Company’s actual knowledge has entered into a confidentiality agreement with the Company or its subsidiaries relating to a potential Acquisition Proposal. The Company represents and warrants to the Purchaser that to the best of its knowledge neither it nor any of its subsidiaries has waived any provision of any existing confidentiality agreement relating to a potential Acquisition Proposal or any standstill agreement to which it is a party. The Company agrees, except as permitted by this Section 6.1, that it shall not waive any provision of any existing confidentiality agreement relating to a potential Acquisition Proposal or any standstill agreement to which it is a party (it being acknowledged and agreed that the automatic termination or release of any standstill provisions of any such agreement as the result of the entering into or announcement of this Agreement pursuant to the terms of any such agreement, shall not be a breach of this Section 6.1).

(c)	The Company shall promptly (and in any event within 24 hours) notify the Purchaser of (i) any oral or written Acquisition Proposal or offer, proposal, expression of interest or inquiry that is reasonably expected to lead to an Acquisition Proposal, in each case received after the date hereof and prior to the Company Meeting, of which any of its directors or officers are or become aware, (ii) any material amendments to an Acquisition Proposal, (iii) any request for non-public information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or which request is reasonably expected to lead to an Acquisition Proposal, and (iv) any request for access to the properties, books or records of the Company or any of its subsidiaries by any person that informs the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Any such notice shall include the identity of the person making the Acquisition Proposal or offer, proposal, expression of interest or inquiry and a description of the material terms and conditions of any such Acquisition Proposal or amendment or offer, proposal, expression of interest or inquiry (and copies of all written documents, correspondence or other material received in respect thereof). The Company shall keep the Purchaser promptly and reasonably informed (to the extent permitted by the confidentiality agreement contemplated by Section 6.1(d)) of discussions with respect to such Acquisition Proposal or offer, proposal, expression of interest or inquiry or any material changes, modifications or amendments thereto.

(d)	Notwithstanding Section 6.1(a) and 6.1(b) and any other provision of this Agreement or any other agreement between the Company and the Purchaser, if at any time following the date of this Agreement and prior to the Company Meeting, provided that the Company is in compliance in all material respects with all of its obligations under this Agreement (including under Sections 6.1(a), (b), (c) and (f)), the Board receives a written Acquisition Proposal that was not solicited after entering into this Agreement in breach of Section 6.1(a), the Board may (directly or through its advisors or Representatives):

(i)	contact the person making such Acquisition Proposal and its Representatives to clarify the terms and conditions of such Acquisition Proposal and the likelihood of consummation so as to determine whether such proposal is, or could reasonably be expected to lead to, a Superior Proposal; and

(ii)	if, in the opinion of the Board, acting in good faith and after receiving advice from its outside financial advisor and outside legal counsel, the Acquisition Proposal is, or could reasonably be expected to be, a Superior Proposal, and that failure to furnish information with respect to the Company and its subsidiaries to the person making such Acquisition Proposal or participate in discussions with such person would be inconsistent with its fiduciary duties under applicable Law, the Company may, provided it has first complied with Section 6.1(c) and provided the Purchaser with a copy of any confidentiality and standstill agreement to be entered into with the person making such Acquisition Proposal:

(A)	furnish information with respect to the Company and its subsidiaries to the person making such Acquisition Proposal and its Representatives; and/or

(B)	consider such Acquisition Proposal and/or, participate and/or engage in discussions with the person making such Acquisition Proposal and its Representatives;

provided that the Company shall not, and shall not allow its Representatives to, disclose any non-public information with respect to the Company to such person without entering into a confidentiality and standstill agreement having confidentiality and standstill terms no more favourable to such person than the equivalent terms of the Confidentiality Agreement, and provided that the Purchaser is promptly provided with a list and copies of all information provided to such person not previously provided to the Purchaser and is promptly provided with access to information similar to that which was provided to such person.

(e)	Subject to Section 6.2, at any time following the date of this Agreement and prior to the Company Meeting, if the Board receives an Acquisition Proposal which the Board determines in good faith constitutes a Superior Proposal, the Board may enter into a definitive agreement with respect to such Superior Proposal, provided:

(i)	the person making such Superior Proposal is not restricted from making an Acquisition Proposal pursuant to an existing standstill, confidentiality, non-disclosure, business purpose, use or similar restriction (other than a confidentiality and standstill agreement permitted pursuant to Section 6.1(d)); and

(ii)	the Company has been, and continues to be, in compliance with its obligations under this Section 6.1 in all material respects.

(f)	The Company shall ensure that its officers and directors and those of its subsidiaries and any financial or other advisors or representatives retained by it are aware of the provisions of this Section 6.1 and Section 6.2, and it shall be responsible for any breach of this Section 6.1 or Section 6.2 by any such person or its advisors or representatives.

6.2	Right to Match

(a)	Subject to Section 6.2(b), the Company covenants that it will not accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal (other than a confidentiality agreement permitted by Section 6.1(d)) unless:

(i)	an Acquisition Proposal has been made that the Board determines in good faith constitutes a Superior Proposal;

(ii)	the Company has complied in all material respects with its obligations under Section 6.1 and the other provisions of this Article 6 and has provided the Purchaser with all material information relating to the Superior Proposal, including a copy of the Superior Proposal (and, if the consideration proposed under the Superior Proposal includes non-cash consideration (other than publicly traded securities listed on a major stock exchange), a written notice from the Board setting out the value in financial terms that the Board, in consultation with the Financial Advisor, determined in good faith should be ascribed to such non-cash consideration), promptly and in any event within 24 hours of the Board’s determination;

(iii)	a period (the “Response Period”) of five (5) Business Days shall have elapsed from the date on which the Purchaser received written notice from the Board that the Board determined, subject only to compliance with this Section 6.2, to accept, approve, recommend or enter into a binding agreement to proceed with the Superior Proposal;

(iv)	if the Purchaser has proposed to amend the terms of this Agreement in accordance with Section 6.2(b), the Board shall have determined, in good faith and with the advice of outside legal and financial advisors, that the Acquisition Proposal continues to constitute a Superior Proposal after taking into account such amendments;

(v)	the Company shall have terminated, or shall concurrently terminate, this Agreement pursuant to Section 7.2(a)(iv)(A); and

(vi)	the Company has previously, or concurrently will have, paid to the Purchaser (or as the Purchaser may direct by notice in writing) the Termination Fee.

(b)	During the Response Period, the Purchaser will have the right, but not the obligation, to offer to amend the terms of this Agreement. The Board will, in good faith and with the advice of outside legal and financial advisors, review any such written proposal by the Purchaser to amend the terms of this Agreement, including an increase in, or modification of, the consideration to be received by the Company Shareholders, to determine whether the Acquisition Proposal to which the Purchaser is responding would constitute a Superior Proposal when assessed against the Arrangement as it is proposed by the Purchaser to be amended. If the Board does not so determine, the Board will promptly reaffirm its recommendation of the transactions contemplated under this Agreement in the same manner as described in Section 3.1(a) by the prompt issuance of a press release to that effect and shall enter into an amended agreement with the Purchaser reflecting the Arrangement as proposed by the Purchaser. If the Board does so determine, the Company may after the end of the Response Period approve, recommend, accept or enter into an agreement, understanding or arrangement to proceed with the Superior Proposal, provided that the Response Period has fully expired and all procedural steps have been completed.

(c)	Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Company Shareholders shall constitute a new Acquisition Proposal for the purposes of this Section 6.2 and the Purchaser shall be afforded a new Response Period in respect of each such Acquisition Proposal.

6.3	Agreement as to Damages

(a)	Notwithstanding any other provision hereof relating to the payment of fees, including the payment of brokerage fees, if after the execution of this Agreement the transactions contemplated under this Agreement are not consummated because:

(i)	the Agreement is terminated either by the Company or the Purchaser pursuant to Section 7.2(a)(ii)(A) [Outside Date] or Section 7.2(a)(ii)(C) [Arrangement Resolution not approved at Company Meeting], or by the Purchaser pursuant Section 7.2(a)(iii)(B) [Conditions not satisfied] (due to negligence, wilful breach or fraud by the Company) or Section 7.2(a)(iii)(C) [Breach of Non-Solicitation], but only if prior to the termination of this Agreement, an Acquisition Proposal shall have been made to the Company Shareholders or any person (other than the Purchaser or any of its affiliates) shall have publicly announced an intention to make an Acquisition Proposal, and:

(A)	such Acquisition Proposal is consummated or effected within twelve (12) months of such termination; or

(B)	within twelve (12) months of such termination, the Company or one or more of its subsidiaries enters into a binding written agreement in respect of, or the Board approves or recommends, a transaction contemplated by (i) above and that transaction is subsequently consummated at any time thereafter;

provided that for purposes of this paragraph (a), the references in the definition of “Acquisition Proposal” to “20%” shall be deemed to be references to “50%”;

(ii)	the Purchaser shall have terminated this Agreement pursuant to Section 7.2(a)(iii)(A)[Change of Recommendation]; or

(iii)	the Company shall have terminated this Agreement pursuant to Section 7.2(a)(iv)(A) [Superior Proposal];

then the Company shall pay, or cause to be paid, to the Purchaser (or as the Purchaser may direct by notice in writing),

(iv)	within two (2) Business Days of closing of the Acquisition Proposal referred to in Section 6.3(a)(i);

(v)	within two (2) Business Days of termination pursuant to Section 6.3(a)(ii); and

(vi)	prior to or concurrently with a termination pursuant to Section 6.3(a)(iii),

whichever occurs first, the amount of $211,777 (the “Termination Fee”) in immediately available funds to an account designated by the Purchaser, free and clear of any deductions, set-off or withholding, except as required by Law. Each of the Parties acknowledges that the agreements contained in this Section 6.3 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. Each Party acknowledges that the payment amount set out in this Section 6.3 is a payment of liquidated damages that is a genuine pre-estimate of the damages that the Purchaser will suffer or incur as a result of the event (including the loss of such opportunity and benefit to and in respect of the Company’s business), giving rise to such damages and the resultant termination of this Agreement and is not a penalty. The Company irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

(b)	Each Party further acknowledges that the Termination Fee is a payment incurred in the course of the on-going business of the Company that reflects the interests of the Company in being a party to this Agreement and completing the transactions contemplated herein in the interest of ensuring the business not only is conducted in an orderly manner but that the Company would realize and its business would benefit from various opportunities to improve, enhance and expand its business that the Company believes are intended to arise from completing the transactions contemplated herein.

6.4	Fees and Expenses

Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Plan of Arrangement shall be paid by the Party incurring such fees, costs or expenses.

6.5	Injunctive Relief and Specific Performance

(a)	Upon termination of this Agreement under circumstances where the Purchaser is entitled to the Termination Fee, and such fee has been paid in full, the Purchaser shall be precluded from any other remedy against the Company, at law or in equity or otherwise (including, an Order for damages or specific performance) and the Purchaser shall not seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against the Company or any of its Representatives in connection with this Agreement or the transactions contemplated hereby.

(b)	Subject to Section 6.5(a), the Parties acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party and that such breach would cause the non-breaching Party irreparable harm. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by one of the Parties, the non-breaching Party will be entitled to obtain equitable relief, including injunctive relief and specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law. Subject to Section 6.5(a), such remedies will not be the exclusive remedies for any breach of this Agreement, but will be in addition to all other remedies available at law or equity to each of the Parties.

(c)	Nothing in Section 6.3 or this Section 6.5 shall relieve or have the effect of relieving any Party in any way from liability for damages incurred or suffered by the other Party as a result of a willful breach of this Agreement.

Article 7
Term and Termination

7.1	Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Date and the termination of this Agreement in accordance with its terms.

7.2	Termination

(a)	This Agreement may be terminated and the Arrangement may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement or the Arrangement Resolution by the Company Shareholders or the Arrangement by the Court):

(i)	by mutual written agreement of the Company and the Purchaser; or

(ii)	by either the Company or the Purchaser, if:

(A)	the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 7.2(a)(ii)(A) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date;

(B)	after the date of this Agreement, there shall be enacted or made any applicable Law that makes consummation of the Arrangement illegal or otherwise prohibited or enjoins the Company or the Purchaser from consummating the Arrangement and such applicable Law or enjoinment shall have become final and non-appealable, except that the right to terminate this Agreement under this Section 7.2(a)(ii)(B) shall not be available to any Party unless such Party has used commercially reasonable efforts to, as applicable, appeal or overturn or otherwise have such applicable Law lifted or rendered non-applicable in respect of the Arrangement; or

(C)	the Arrangement Resolution shall have failed to receive the requisite vote for approval from Company Shareholders at the Company Meeting (including any adjournment or postponement thereof) in accordance with the Interim Order, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(a)(ii)(C) if the failure to receive the approval from Company Shareholders has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement; or

(iii)	by the Purchaser, if:

(A)	the Board (1) fails to provide the Company Board Recommendation, (2) withdraws, withholds, amends, modifies or qualifies, or proposes publicly to withdraw, withhold, amend, modify or qualify the Company Board Recommendation, (3) approves, accepts, endorses, or recommends or proposes publicly to approve, accept, endorse or recommend, any Acquisition Proposal, or (4) fails to reaffirm the Company Board Recommendation within the later of: (y) five (5) Business Days (and in any case prior to the Company Meeting) after having been requested in writing by the Purchaser to do so; and (z) if such request is made during a Response Period, within five (5) Business Days of the end of the Response Period (and in any case prior to the Company Meeting) (it being understood that the taking of a neutral position or no position with respect to a publicly announced Acquisition Proposal beyond the foregoing period (or beyond the time of the Company Meeting, if sooner) shall be considered a failure of the Board to reaffirm its recommendation within the requisite time period) (each of the foregoing being referred to as a “Change in Recommendation”);

(B)	any of the conditions set forth in Section 5.1 or Section 5.2 is not satisfied, and such condition is incapable of being satisfied by the Outside Date; provided that the Purchaser is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 5.1 or Section 5.3 not to be satisfied;

(C)	without limiting the provisions of subparagraph 7.2(a)(iii)(A) above, the Company is in breach or in default in any material respect of any of its obligations or covenants set forth in Section 6.1; or

(D)	the Company Meeting has not occurred on or before June 4, 2026; provided that the right to terminate this Agreement pursuant to this Section 7.2(a)(iii)(D) shall not be available to the Purchaser if the failure by the Purchaser to fulfil any obligation hereunder is the cause of, or results in, the failure of the Company Meeting to occur on or before such date; or

(iv)	by the Company, if:

(A)	the Board authorizes the Company subject to complying with the terms of this Agreement, to enter into a binding written agreement relating to a Superior Proposal; provided that concurrent with such termination, the Company pays, or causes to be paid, the Termination Fee payable pursuant to Section 6.3(a);

(B)	any of the conditions set forth in Section 5.1 or Section 5.3 is not satisfied, and such condition is incapable of being satisfied by the Outside Date; provided that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 5.1 or Section 5.2 not to be satisfied.

(b)	The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(a)(i)) shall give written notice of such termination to the other Parties.

(c)	If this Agreement is terminated pursuant to this Section 7.2, this Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except as otherwise expressly contemplated hereby, and provided that the provisions of this Section 7.2 and Sections 6.3, 6.5, 7.3, 8.2, 8.3, 8.4, 8.5, 8.6, 8.8, 8.10 and 8.11, as well as the confidentiality provisions of Section 6.1 and the provisions of the Confidentiality Agreement (other than any standstill provisions contained therein), shall survive any termination hereof pursuant to Section 7.2; provided further that, subject to Section 6.5(a), neither the termination of this Agreement nor anything contained in this Section 7.2 shall relieve a Party from any liability arising prior to such termination.

7.3	Effect of Termination/Survival

If this Agreement is terminated pursuant to Section 7.2, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement.

Article 8
General Provisions

8.1	Amendments

This Agreement and/or the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, without limitation:

(a)	change the time or date for performance of any of the obligations or acts of the Parties;

(b)	modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

(c)	modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; or

(d)	modify any mutual conditions contained in this Agreement.

8.2	Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party shall be in writing and may be given by delivering same in person or sending same by overnight courier addressed to the party to which the notice is to be given at its address for service herein with a copy to be sent to the party by e-mail on or before the next day. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day, if not, the next succeeding Business Day) unless actually received after 4:30 p.m. (local time) at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.

The address for service for each of the parties hereto shall be as follows:

(a)	if to the Purchaser as follows:

CANEX Metals Inc.

Suite 1620, 734 7th Av. SW

Calgary, Alberta

T2P 3P8

Attention:	Shane Ebert, President
E-mail:	[Redacted – Personal Information]

with a copy (which will not constitute notice) to:

Borden Ladner Gervais LLP

Attention:	Fred Pletcher
E-mail:	fpletcher@blg.com

(b)	if to the Company:

Gold Basin Resources Corporation

1200 Waterfront Centre

200 Burrard Street

Vancouver, British Columbia

V7X 1T2

Attention:	Jordon Ross, Special Committee Chair
Email:	[Redacted – Personal Information]

with a copy (which will not constitute notice) to:

Fasken Martineau DuMoulin LLP

Attention:	Krisztian Toth
E-mail:	ktoth@fasken.com

8.3	Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

8.4	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

8.5	Successors and Assigns

(a)	This Agreement becomes effective only when executed by the Company and the Purchaser. After that time, it will be binding upon and enure to the benefit of the Company, the Purchaser and their respective successors.

(b)	Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party.

8.6	Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.7	Further Assurances

The Parties shall do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Parties as may be reasonably necessary or desirable to effect the purposes and intents of this Agreement and carry out its provisions, whether before or after the Effective Time.

8.8	No Third Party Beneficiaries

Other than Section 4.8, this Agreement is not intended to confer on any person other than the Parties any rights or remedies. The provisions of Section 4.8 are: (i) intended for the benefit of all present and former directors, officers and employees of the Company and its subsidiaries, in each case as and to the extent applicable in accordance with their terms, and shall be directly enforceable by each of such persons and his or her heirs, executors administrators and other legal representatives (such persons collectively, the “Third Party Beneficiaries”) and the Company shall hold the rights and benefits of Section 4.8 in trust for and on behalf of the Third Party Beneficiaries and the Company hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries; and (ii) in addition to, and not in substitution for, any other rights that the Third Party Beneficiaries may have by contract or otherwise.

8.9	Time of Essence

Time shall be of the essence of this Agreement.

8.10	Governing Law

This Agreement shall be governed in all respects, including validity, interpretation and effect, by the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein, without giving effect to any principles of conflict of Laws thereof that would result in the application of the Laws of any other jurisdiction, and all actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the courts of the Province of British Columbia.

8.11	Rules of Construction

The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document.

8.12	Language

The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

8.13	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart. The parties shall be entitled to rely upon delivery of an executed facsimile, PDF email transmission or similar executed electronic copy of this Agreement, and such facsimile, PDF email transmission or similar executed electronic copy shall be legally effective to create a valid and binding agreement among the parties.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written, by the duly authorized representatives of the parties hereto.

CANEX METALS INC.

By:	(signed) “Shane Ebert”
	Name:	Shane Ebert
	Title:	President and CEO

GOLD BASIN RESOURCES CORPORATION

By:	(signed) “Jordan Ross”
	Name:	Jordan Ross
	Title:	Director

Schedule A

Form of Plan of Arrangement

PLAN OF ARRANGEMENT UNDER DIVISION 5 OF PART 9
OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

Article 1
Interpretation

1.1	Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of those terms shall have corresponding meanings:

(a)	“Arrangement” means the arrangement under the provisions of Section 288 of the BCBCA, on the terms and conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Arrangement Agreement or Article 6 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably;

(b)	“Arrangement Agreement” means the agreement made as of May 11, 2026 between the Company and the Purchaser (including the Schedules attached thereto), as the same may be amended, supplemented or restated or otherwise modified from time to time in accordance with the terms thereof;

(c)	“Arrangement Resolution” means the special resolution to be considered and, if thought fit, passed by the Company Shareholders at the Company Meeting to approve the Arrangement, to be substantially in the form and content attached as Schedule B to the Arrangement Agreement;

(d)	“BCBCA” means the Business Corporations Act (British Columbia) including all regulations made thereunder, as promulgated or amended from time to time;

(e)	“Business Day” means a day other than a Saturday, a Sunday or any other day on which commercial banking institutions in Vancouver, British Columbia are authorized or required by applicable Law to be closed;

(f)	“Company” means Gold Basin Resources Corporation, a corporation incorporated under the laws of the Province of British Columbia;

(g)	“Company Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought fit, approving the Arrangement Resolution;

(h)	“Company Shareholder” means a holder of one or more Company Shares;

(i)	“Company Shares” means the common shares without par value in the capital of the Company;

(j)	“Company Share Letter of Transmittal” means the letter of transmittal to be delivered by the Company to the Company Shareholders providing for the delivery of Company Shares to the Depositary;

(k)	“Consideration Shares” means the Purchaser Shares to be issued pursuant to the Arrangement;

(l)	“Court” means the Supreme Court of British Columbia;

(m)	“CRA” means the Canada Revenue Agency;

(n)	“Depositary” means Computershare Investor Services Inc., or any other trust company, bank or financial institution agreed to in writing by each of the Parties for the purpose of, among other things, exchanging certificates or DRS Advices representing Company Shares for the Share Consideration in connection with the Arrangement;

(o)	“Dissent Rights” has the meaning ascribed thereto in Section 4.1;

(p)	“Dissenting Shares” means the Company Shares held by Dissenting Shareholders in respect of which such Dissenting Shareholders have given Notice of Dissent;

(q)	“Dissenting Shareholder” means a registered holder of Company Shares as of the record date of the Company Meeting who has duly and validly exercised the Dissent Rights in respect of the Arrangement Resolution in strict compliance with the Dissent Rights and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;

(r)	“DRS Advice” means Direct Registration System advice;

(s)	“Effective Date” means the date that is two (2) Business Days after the last of the conditions to completion of the Arrangement as set forth in Article 5 to the Arrangement Agreement have been satisfied or waived (other than those conditions which cannot, by their terms, be satisfied until the Effective Date, but subject to satisfaction or waiver of such conditions as of the Effective Date) or such earlier or later date as is agreed to in writing by the Company and the Purchaser;

(t)	“Effective Time” means the beginning of the day (Vancouver time) on the Effective Date or such other time as the Company and the Purchaser may agree upon in writing;

(u)	“Final Order” means the final order of the Court approving the Arrangement under Section 291(4) of the BCBCA, and setting forth any necessary language for reliance upon the exemption from registration under Section 3(a)(10) of the U.S. Securities Act with respect to the Consideration Shares issued pursuant to the Arrangement, in form and substance acceptable to the Company and the Purchaser, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, as affirmed or amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal unless such appeal is withdrawn, abandoned or denied;

(v)	“Former Company Shareholders” means the holders of Company Shares immediately prior to the Effective Time, other than any Dissenting Shareholder properly exercising Dissent Rights, the Purchaser or any other affiliate of the Purchaser;

(w)	“Governmental Authority” means any foreign or domestic multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any division, agent, official, agency, bureau, commission, board or authority of any government, governmental body, governmental or public department, central bank, foreign investment authority, quasi-governmental or private body (including the TSXV or any other stock exchange) exercising any statutory, regulatory, expropriation, environmental or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel or arbitrator acting under the authority of any of the foregoing;

(x)	“holder”, when used with reference to any securities of the Company, means the holder of such securities shown from time to time in the central securities register maintained by or on behalf of the Company in respect of such securities;

(y)	“Interim Order” means the interim order of the Court to be issued following the application therefor submitted to the Court as contemplated by Section 2.2(a) of the Arrangement Agreement, after being informed of the intention to rely upon the exemption from registration under Section 3(a)(10) of the U.S. Securities Act with respect to the Consideration Shares issued pursuant to the Arrangement, in form and substance acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be affirmed, amended, modified, supplemented or varied by the Court with the consent of both the Company and the Purchaser, each acting reasonably;

(z)	“Liens” means any mortgage, hypothec, prior claim, lien, pledge, assignment for security, security interest, option, right of first offer or first refusal or other charge or encumbrance of any kind and adverse claim;

(aa)	“Notice of Dissent” means a notice of dissent duly and validly given by a registered holder of Company Shares as of the record date of the Company Meeting exercising Dissent Rights as contemplated in the Interim Order and as described in Article 4;

(bb)	“Plan of Arrangement” means this plan of arrangement, as amended, modified or supplemented from time to time in accordance with the terms hereof or at the direction of the Court in the Final Order, with the consent of the Company and the Purchaser, each acting reasonably;

(cc)	“Purchaser” means CANEX Metals Inc.;

(dd)	“Purchaser Shares” means common shares in the capital of the Purchaser;

(ee)	“Registrar” means the person appointed as the Registrar of Companies under section 400 of the BCBCA;

(ff)	“Share Consideration” means, in respect of each Company Share, 0.592 of a Purchaser Share;

(gg)	“Tax Act” means the Income Tax Act (Canada) including all regulations thereunder;

(hh)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated by the U.S. Securities and Exchange Commission thereunder; and

(ii)	“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended.

Any capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Arrangement Agreement. In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into Articles, Sections, paragraphs and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article”, “Section” or “paragraph” followed by a number and/or a letter refer to the specified Article, Section or paragraph of this Plan of Arrangement.

1.3	Number

In this Plan of Arrangement, unless the context otherwise requires, words used herein importing the singular include the plural and vice versa.

1.4	Date of Any Action

In the event that any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in any letter of transmittal contemplated herein are local time (Vancouver, British Columbia) unless otherwise stipulated herein or therein.

1.6	Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada.

Article 2
EFFECT OF THE ARRANGEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, and in accordance with the provisions of, and forms a part of the Arrangement Agreement.

2.2	Binding Effect

This Plan of Arrangement will become effective at the Effective Time and shall be binding upon the Purchaser, the Company, and the Company Shareholders.

Article 3
ARRANGEMENT

3.1	The Arrangement

Commencing at the Effective Time, each of the events set out below shall occur and be deemed to occur in the following sequence, in each case without any further authorization, act or formality of or by the Company, the Purchaser or any other person except as otherwise expressly provided herein:

(a)	each Company Share issued and outstanding held by a Dissenting Shareholder shall be and shall deemed to be transferred by the holder thereof, free and clear of all Liens, to the Company for cancellation and the Company (with Company funds not directly or indirectly provided by the Purchaser or any affiliate of the Purchaser) shall thereupon be obliged to pay the amount therefor determined and payable in accordance with Article 4 hereof, and such Dissenting Shareholder shall cease to have any rights as a Company Shareholder other than the right to be paid the amount for such Dissenting Shareholder’s Company Shares determined in accordance with Article 4 and the name of such holder shall be removed from the central securities register of the Company as a holder of Company Shares;

(b)	each Company Share held by a Former Company Shareholder shall be transferred by the holder thereof to the Purchaser in exchange for 0.592 of a Purchaser Share in accordance with the terms and conditions set forth in the take-over bid offer and circular of the Purchaser dated August 28, 2025, as amended by the notice of variation, change and extension dated December 12, 2025, the notice of variation, change and extension dated January 9, 2026, the notice of variation, change and extension dated January 19, 2026, and the notice of variation, change and extension dated January 30, 2026 and subject to section 3.3 and Article 5 hereof, and upon such exchange:

(i)	the Former Company Shareholders shall cease to be holders of Company Shares and to have any rights as holders of such Company Share other than the right to be paid the Share Consideration in accordance with this Plan of Arrangement;

(ii)	the names of the holders of such Company Shares shall be removed from the register of Company Shareholders and added to the register of holders of Purchaser Shares;

(iii)	the Purchaser shall become the holder of the Company Shares so exchanged and shall be added to the register of the Company Shareholders as the registered holder of such Company Shares;

(c)	the Company will file an election with the CRA to cease to be a public corporation for the purposes of the Tax Act; and

(d)	the exchanges, transfers and cancellations provided for in this Section 3.1 will be deemed to occur on the Effective Date, notwithstanding that certain of the procedures related thereto are not completed until after the Effective Date.

3.2	Post Effective Time Procedures

(a)	Following the receipt of the Final Order and prior to the Effective Date, the Purchaser shall deliver electronically to the Depositary for transmittal, or arrange to be delivered to the Depositary the certificates or DRS Advices, representing the Purchaser Shares required to be issued to Former Company Shareholders, in accordance with the provisions of Section 3.1 hereof, and any such certificates or DRS Advices shall be held by the Depositary as agent and nominee for such Former Company Shareholders for distribution to such Former Company Shareholders in accordance with the provisions of Article 5 hereof.

(b)	Subject to the provisions of Article 5 hereof, and upon return of a properly completed Company Share Letter of Transmittal by a registered Former Company Shareholder together with certificates or DRS Advices representing Company Shares and such other documents as the Depositary may require, Former Company Shareholders shall be entitled to receive electronically, or by delivery of the certificates or DRS Advices representing, the Purchaser Shares to which they are entitled pursuant to Section 3.1 hereof.

3.3	No Fractional Purchaser Shares

In no event shall any holder of Company Shares be entitled to a fractional Purchaser Share. Where the aggregate number of Purchaser Shares to be issued to an Company Shareholder as consideration under or as a result of this Arrangement would result in a fraction of a Purchaser Share being issuable, the number of Purchaser Shares to be received by such Company Shareholder shall be rounded down to the nearest whole Purchaser Share and no Former Company Shareholder will be entitled to any compensation in respect of a fractional Purchaser Share.

3.4	U.S. Securities Law Exemption

Notwithstanding any provision herein to the contrary, the Purchaser and the Company agree that the Plan of Arrangement will be carried out with the intention that all Consideration Shares issued and exchanged on completion of the Plan of Arrangement to the Company Shareholders will be issued by the Purchaser in reliance on the exemption from the registration requirements of the U.S. Securities Act, as amended, as provided by Section 3(a)(10) thereof and applicable securities laws of any state of the United States, and pursuant to the terms, conditions and procedures set forth in the Arrangement Agreement.

Article 4
DISSENT RIGHTS

4.1	Rights of Dissent

Pursuant to the Interim Order, each registered Company Shareholder as of the record date of the Company Meeting may exercise rights of dissent (“Dissent Rights”) under Section 238 of the BCBCA and in the manner set forth in Sections 242 to 247 of the BCBCA, all as modified by this Article 4 as the same may be modified by the Interim Order or the Final Order in respect of the Arrangement, provided that the written objection to the Arrangement Resolution contemplated by Section 242 of the BCBCA must be sent to and received by the Company not later than 5:00 p.m. on the Business Day that is two Business Days before the Company Meeting. Company Shareholders who duly exercise such rights of dissent and who:

(a)	are ultimately determined to be entitled to be paid fair value from the Company (with Company funds not directly or indirectly provided by the Purchaser or any affiliate of the Purchaser), for the Dissenting Shares in respect of which they have exercised Dissent Rights, notwithstanding anything to the contrary contained in Section 245 of the BCBCA, will be deemed to have irrevocably transferred such Dissenting Shares to the Company for cancellation pursuant to Section 3.1(a) in consideration of such fair value; or

(b)	are ultimately not entitled, for any reason, to be paid fair value for the Dissenting Shares in respect of which they have exercised Dissent Rights, will be deemed to have participated in the Arrangement on the same basis as a Company Shareholder who has not exercised Dissent Rights, as at and from the time specified in Section 3.1(a), and be entitled to receive only the consideration set forth in Section 3.1(a), but in no case will the Company or the Purchaser or any other person be required to recognize such holders as holders of Company Shares after the completion of the steps set forth in Section 3.1(a), and each Dissenting Shareholder will cease to be entitled to the rights of a Company Shareholder in respect of the Company Shares in relation to which such Dissenting Shareholder has exercised Dissent Rights and the central securities register of the Company will be amended to reflect that such former holder is no longer the holder of such Company Shares as and from the completion of the steps in Section 3.1(a).

In addition to any other restrictions set forth in the BCBCA, Company Shareholders who vote in favour of the Arrangement Resolution shall not be entitled to exercise Dissent Rights.

Article 5
CERTIFICATES AND PAYMENTS

5.1	Payment of Share Consideration

(a)	As soon as practicable following the later of the Effective Date and the surrender to the Depositary for cancellation of a certificate or DRS Advice that immediately prior to the Effective Time represented outstanding Company Shares that were transferred under Section 3.1, together with a duly completed Company Share Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require and such other documents and instruments as would have been required to effect such transfer under the BCBCA and the articles of the Company after giving effect to Section 3.1 the former holder of such Company Shares shall be entitled to receive in exchange therefor, and the Depositary shall deliver electronically to such holder following the Effective Time, or make available for pick up at its offices during normal business hours a certificate or DRS Advice representing, the Purchaser Shares that such holder is entitled to receive in accordance with Section 3.1 hereof, less any amounts withheld pursuant to Section 5.4.

(b)	Subject to Section 5.3, each certificate and DRS Advice which immediately prior to the Effective Time represented Company Shares held by Former Company Shareholders will be deemed after the Effective Time and until surrendered for cancellation as contemplated by Section 5.1(a) hereof, to represent only the right to receive from the Depositary upon such surrender, electronic delivery of, or a certificate or DRS Advice representing, the Purchaser Shares that the holder of such certificate is entitled to receive in accordance with Section 3.1 hereof or, in the case of Dissenting Shareholders, to be paid the fair value for the Company Shares in accordance with Article 4, in each case, less any amounts withheld pursuant to Section 5.4.

(c)	The Company and the Purchaser will cause the Depositary, as soon as a Former Company Shareholder becomes entitled to the Share Consideration in accordance with Section 3.1, to:

(i)	forward or cause to be forwarded by first class mail (postage paid) to such former holder at the address specified in the Company Share Letter of Transmittal;

(ii)	if requested by such former holder in the Company Share Letter of Transmittal make available at the offices of the Depositary specified in the Company Share Letter of Transmittal; or

(iii)	if the Company Share Letter of Transmittal neither specifies an address as described in Section 5.1(c)(i) nor contains a request as described in Section 5.1(c)(ii) forward or cause to be forwarded by first class mail (postage paid) to such former holder at the address of such former holder as shown on the applicable securities register maintained by or on behalf of the Company immediately prior to the Effective Time;

a certificate or DRS Advice representing, or deliver electronically, the Share Consideration to such Former Company Shareholder in accordance with the provisions hereof.

(d)	No holder of Company Shares shall be entitled to receive any consideration or entitlement with respect to such Company Shares, other than any consideration or entitlement to which such holder is entitled to receive in accordance with Section 3.1, this Section 5.1 and the other terms of this Plan of Arrangement and, for greater certainty, no such holder with be entitled to receive any interest, dividends, premium or other payment in connection therewith, other than any declared but unpaid dividends.

5.2	Loss of Certificates

In the event any certificate which immediately prior to the Effective Time represented any outstanding Company Shares that were acquired by the Purchaser or the Company pursuant to Section 3.1 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the former holder of such Company Shares, the Depositary will deliver to such person or make available for pick up at its offices in exchange for such lost, stolen or destroyed certificate, a certificate or DRS Advice representing the Purchaser Shares to which the former holder of such Company Shares is entitled to receive pursuant to Section 3.1 hereof in accordance with such holder’s Company Share Letter of Transmittal. When authorizing such payment in relation to any lost, stolen or destroyed certificate, the former holder of such Company Shares will, as a condition precedent to the delivery of such Share Consideration, give a bond satisfactory to the Company, the Purchaser and the Depositary in such sum as the Purchaser may direct or otherwise indemnify the Company and the Purchaser in a manner satisfactory to the Company and the Purchaser against any claim that may be made against the Company or the Purchaser with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3	Extinction of Rights

If any Former Company Shareholder fails to deliver to the Depositary the certificates, documents or instruments required to be delivered to the Depositary under Section 5.1 or Section 5.2 in order for such Former Company Shareholder to receive the Share Consideration which such former holder is entitled to receive pursuant to Section 3.1, on or before the sixth anniversary of the Effective Date, on the sixth anniversary of the Effective Date (i) such former holder will be deemed to have donated and forfeited to the Purchaser or its successor any Share Consideration held by the Depositary in trust for such former holder to which such former holder is entitled and (ii) any certificate representing Company Shares formerly held by such former holder will cease to represent a claim of any nature whatsoever and will be deemed to have been surrendered to the Purchaser and will be cancelled. Neither the Company nor the Purchaser, or any of their respective successors, will be liable to any person in respect of any Share Consideration (including any consideration previously held by the Depositary in trust for any such former holder) which is forfeited to the Company or the Purchaser or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

5.4	Withholding Rights

The Company, the Purchaser and the Depositary will be entitled to deduct and withhold from any consideration otherwise payable to any Company Shareholder or Former Company Shareholder under this Plan of Arrangement (including any payment to Dissenting Shareholders) such amounts as the Company, the Purchaser or the Depositary is required to deduct and withhold with respect to such payment under the Tax Act, the U.S. Tax Code, and the rules and regulations promulgated thereunder, or any provision of any provincial, state, local or foreign tax law as counsel may advise is required to be so deducted and withheld by the Company, the Purchaser or the Depositary, as the case may be. For the purposes hereof, all such withheld amounts shall be treated as having been paid to the person in respect of which such deduction and withholding was made on account of the obligation to make payment to such person hereunder, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Authority by or on behalf of the Company, the Purchaser or the Depositary, as the case may be. To the extent necessary, such deductions and withholdings may be effected by selling any Purchaser Shares to which any such person may otherwise be entitled under the Plan of Arrangement, and any amount remaining following the sale, deduction and remittance shall be paid to the person entitled thereto as soon as reasonably practicable.

5.5	No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

5.6	Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Company Shares issued prior to the Effective Time, (b) the rights and obligations of the Company Shareholders, the Company, the Purchaser, the Depositary and any transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Company Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

Article 6
AMENDMENTS

6.1	Amendments to Plan of Arrangement

(a)	The Company reserves the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) approved by the Purchaser, (iii) filed with the Court and, if made following the Company Meeting, approved by the Court and (iv) communicated to or approved by the Company Shareholders if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Company Meeting (provided that the Purchaser has consented thereto) with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Company Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting will be effective only if such amendment, modification or supplement (i) is consented to by each of the Company and the Purchaser and (ii) if required by the Court or applicable Law, is consented to by Company Shareholders voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Purchaser provided that it concerns a matter which, in the reasonable opinion of the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any Former Company Shareholder.

Article 7
FURTHER ASSURANCES

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Company and the Purchaser will make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

Schedule B
Arrangement Resolution

“BE IT RESOLVED THAT:

The arrangement (the “Arrangement”) under Section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving Gold Basin Resources Corporation (“Gold Basin”), its shareholders and CANEX Metals Inc. (“CANEX”), as set out in the Plan of Arrangement and as described in the management information circular (the “Circular”) of Gold Basin dated as of [●], 2026 accompanying the notice of special meeting (as the Arrangement may be amended, modified or supplemented in accordance with the arrangement agreement dated May 11, 2026 (the “Arrangement Agreement”) between Gold Basin and CANEX), is hereby authorized, approved and adopted.

1.	The plan of arrangement of Gold Basin setting out the terms of the Arrangement (as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement and its terms (the “Plan of Arrangement”)), the full text of which is set out in an appendix to the Circular (as the Plan of Arrangement may be, or may have been, modified or amended in accordance with its terms or the terms of the Arrangement Agreement), is hereby authorized, approved and adopted.

2.	The Arrangement Agreement, the actions of the directors of Gold Basin in approving the Arrangement and the actions of the directors or officers of Gold Basin in executing and delivering the Arrangement Agreement and any amendments thereto are hereby ratified, confirmed and approved.

3.	Notwithstanding that this special resolution has been passed (and the Arrangement adopted) by the shareholders of Gold Basin or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of Gold Basin are hereby authorized and empowered, without notice to or approval of the holders of common shares of Gold Basin, (a) to amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement and the Plan of Arrangement, and (b) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

4.	Any director or officer of Gold Basin is hereby authorized and directed for and on behalf of Gold Basin to execute, whether under seal of Gold Basin or otherwise, and to deliver such records, documents and information as are necessary or desirable to the Registrar of Companies under the BCBCA in accordance with the Arrangement Agreement for filing.

5.	Any one or more officers or directors of Gold Basin is hereby authorized and directed for and on behalf of and in the name of Gold Basin to execute or cause to be executed and to deliver or cause to be delivered, whether under the seal of Gold Basin or not, all such agreements, forms, waivers, notices, certificates, confirmations and such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable or useful to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.”

B-1

Schedule C
Term Loan Term Sheet

TERM SHEET - DEBT FINANCING

Any commitment will be solely on the basis of mutually satisfactory formal documentation and the receipt of all required internal and third party approvals. The parties acknowledge that this indicative Term Sheet and all correspondence in relation to it are commercially sensitive and will be held in confidence. The terms set out in this indicative Term Sheet may not be disclosed by Borrower to any third parties without Lender’s prior consent, other than to its professional advisers (on a confidential basis). All references to dollars are Canadian dollars.

Borrower:	Gold Basin Resources Corporation (the “Borrower”).
Lender:	CANEX Metals Inc. (the “Lender”).
Guarantor:	Corporate Guarantee from all material subsidiaries of the Borrower, as determined by the Lender (collectively, the “Guarantor”).
Term Loan:	A senior secured first priority term loan (the “Term Loan”) for the purposes of: 1) aged payables, day-to-day working capital and general corporate expenditures and direct advances paid by the Lender to third party suppliers, service providers and creditors of the Borrower, and 2) expenses in connection with a proposed Arrangement.
Maximum Amount:	The Term Loan would be made available up to a maximum amount of $900,000 (the “Maximum Availability”).
Payment in Tranches	The loan will be paid out in up to 3 tranches with the timing and amount of each tranche to be agreed upon by the Borrower and Lender.
Documentation:	Any commitment by the Lender in respect of the Term Loan shall be subject to the negotiation, execution and delivery of a loan agreement containing the terms and conditions outlined herein, as well as standard representations and warranties, conditions precedent, affirmative and negative covenants, events of default, and other clauses usual and customary for a financing of this nature (the “Loan Agreement”) and such other documents as are customary for a financing of this nature. including without limitation, guarantees and security documents.
Closing Date:	The date on which the Conditions Precedent shall have been satisfied and the initial advance under the Term Loan has been made by the Lender (the “Closing Date”). The commitment (if any) of the Lender to provide the Term Loan shall expire and terminate if the Closing Date has not occurred on or before June 10, 2026, or such a later date as the Lender may approve in its sole and absolute discretion.

Maturity Date:	The maturity of the Term Loan (the “Maturity Date”) shall be six (6) months from the Closing Date.
Interest:

Interest shall accrue on the outstanding drawn balance of the Term Loan at a rate per annum equal to the Royal Bank of Canada Prime Rate plus 5.0% (the “Interest Rate”), calculated daily on the basis of a 365-day year and payable monthly in arrears on the last business day of each calendar month. For greater certainty, interest shall accrue only on amounts actually advanced and outstanding from time to time, calculated from the date of each respective advance. The Interest Rate shall be adjusted automatically and without notice upon any change in the Royal Bank of Canada Prime Rate.

In the event that any amount of principal or interest is not paid when due, such overdue amount shall bear interest at the Interest Rate plus 2.0% per annum (the “Default Rate”), calculated daily and compounded monthly, from the date such amount became due until the date of actual payment in full, both before and after judgment.

Term Loan Availability:	Subject to the Maximum Availability, and provided that no default or Event of Default has occurred and is then continuing, on and after the date on which the Conditions Precedent (as defined below) shall have been satisfied, the Borrower may request an advancement under the Term Loan.
Payment:

The Term Loan shall be serviced as follows:

(a)     Principal and Interest: The aggregate outstanding principal balance of the Term Loan, together with all accrued and unpaid interest, fees and expenses, shall be due and payable in full in cash on the Maturity Date; and

(b)     Partial Advance Periods: Interest on each advance shall accrue from the date of such advance until the Maturity Date, calculated daily on the basis of a 365-day year on the outstanding drawn balance from time to time.

Prepayment Option:	Full open for prepayment.

Security:

The obligations of the Borrower under the Term Loan are to be subject to:

(a)     Fully perfected first-ranking General Security Agreements over all of the Borrower’s present and after acquired assets;

b)      First ranking mortgage charge over five (5) split estate mineral rights and all of the unpatented federal mining claims in Mohave County, Arizona (the “Properties”);

c)      First ranking security agreement, debenture or analogous agreement encumbering all present and future mineral tenures, titles, claims, placer claims, applications, licences, licences of occupation, or tenancies that comprise, relate to, or are used in connection with, the exploration property known as the Gold Basin project located in Mohave County, Arizona (the “Mine Property”);

d)      Guarantee from Guarantor supported by a General Security Agreement; and

e)      Any other charge as may be required in order to perfect the security interest of the Lender as determined by its solicitors (collectively, a) through d) above, the “Security”).

Conditions Precedent:

Customary conditions precedent to closing transactions of this nature, including, without limitation:

a)      Approval of the Term Loan by the Lender, at its sole discretion;

b)      Execution of a definitive Loan Agreement and other reasonably required transaction documents, in form and substance satisfactory to the Lender; and

c)      Perfected security interests in the Security with the priorities described above, together with the execution and delivery of security documentation and perfection filing from the Lender by the Closing Date;

(collectively, the “Conditions Precedent”).

Covenants:

The Loan Agreement would contain affirmative, negative and financial covenants, including without limitation, the following:

a)      The Borrower shall not undertake any actions with respect to their business operations and/or capital structure which would, in the determination of the Lender, have a material adverse effect on the Borrower’s ability to repay the Term Loan;

b)      The Borrower shall not incur, create or suffer to exist any lien, royalty or metals stream on any Security now owned or hereafter acquired other than customary permitted encumbrances which will include bonding arrangements in the ordinary course of business and related security, subject to an inter creditor agreement satisfactory to the Lender (to be defined in the Loan Agreement);

c)      Without the prior written consent of the Lender, the Borrower shall not declare or pay any dividends, repay any loans other than to Charrua Capital LLC, or make any other distributions (whether by reduction of capital, repayment of shareholder/related party loans or otherwise) with respect to any of their issue and outstanding shares or other equity interest; and

d)      The Borrower shall pay all recoverable fees, expenses and costs incurred by the Lender, in connection with the Term Loan.

Direct Advances:	Prior to the Conditions precedent being met, the Lender will provide direct advances to third parties in respect of necessary, reasonable and documented expenses of the Borrower in connection with a proposed Arrangement, including fees to the Borrower’s fairness opinion provider, which advances shall constitute a portion of the Term Loan.
Governing Law:	This Term Sheet is governed by and interpreted in accordance with the laws of the Province of British Columbia and the Borrower hereby irrevocably submits to the jurisdiction of the courts of the Province of British Columbia to bring or defend any actions.
Approvals:	The Term Loan shall be subject to Borrower obtaining any required prior approvals from the TSX-V.
Confidentiality:	This Term Sheet is being provided to you on the further condition that its existence and contents will be kept confidential and will not be disclosed without the Lender’s prior written consent, except to (i) those of its officers, directors, employees and financial and legal advisors (“Representatives”) who have a need to know for the purpose of assessing, negotiating, documenting and carrying out the terms thereof; provided all such Representatives are informed of the confidentiality requirements of this Term Sheet. This provision shall be binding upon the Borrower and the Lender.
Representations and Warranties and Covenants:	The Loan Agreement shall include standard representations and warranties for a Term Loan of this nature.
Events of Default:	The Loan Agreement shall include standard events of default for a Term Loan of this nature.
Legal and Other Costs:	From the date of acceptance of this Term Sheet, the Borrower agrees to be responsible for and to pay all reasonable third party expenses included by the Lender in connection with the Term Loan, including, but not limited to, legal fees and disbursements, and the enforcement and preservation of the Lender’s rights and remedies. This provision shall be binding upon the Borrower and the Lender.

Assignability:	The Borrower and the Guarantor may not assign any of their rights or obligations. The Lender may assign or transfer, in whole or in part, its rights or pledge its rights under the Term Sheet and the Loan Agreement without the Borrower consent.
Currency:	All sums of money referred to this Term Sheet are expressed in lawful money of Canada, unless otherwise specified.